Exhibit 2.2

June 8, 2005

Gruner + Jahr Printing and Publishing Co.
c/o Gruner + Jahr AG & Co. KG
Am Baumwall 11
20459 Hamburg
Germany

Dear Sirs:

This letter set forth our agreement regarding the potential purchase and sale of the business publications:

    Gruner + Jahr Printing and Publishing Co. ("G+J USA") shall have the right to require, by giving written notice (the "Sale Notice") to Meredith Corporation ("Meredith") on or prior to June 29, 2005, that G+J USA and Meredith enter into the Asset Purchase Agreement, in the form attached to this letter (the "Asset Purchase Agreement"), accompanied by (i) Disclosure Schedules (as defined in the Asset Purchase Agreement) and other schedules responsive to the requirements of the Asset Purchase Agreement and (ii) copies of all contracts and documents listed in such Disclosure Schedules and other schedules and reasonably adequate summaries and descriptions of all other matters referenced in such Disclosure Schedules and other schedules, in each case that have not been previously provided to Meredith. Within three business days following receipt of the Sale Notice, (x) Meredith shall provide to G+J USA Disclosure Schedule 6.1(f) to the Asset Purchase Agreement and (y) subject to the condition set forth in paragraph 3 of this letter, G+J USA and Meredith will execute and deliver to one another the Asset Purchase Agreement. Notwithstanding the foregoing or anything contained in the Asset Purchase Agreement to the contrary, the Disclosure Schedules attached hereto, which are responsive to those sections of the Asset Purchase Agreement identified on such schedules, shall remain unchanged and shall not be subject to further modification before or after the execution and delivery of the Asset Purchase Agreement.
    From the date of this letter through the date that the Asset Purchase Agreement may be executed and delivered by G+J USA and Meredith as contemplated by paragraph 1 of this letter, G+J USA will operate and conduct the Business (as defined in the Asset Purchase Agreement) in the ordinary course consistent with past practice; provided however that (i) nothing contained herein shall limit or restrict G+J USA's right or ability to sell or attempt to sell the BP Assets (as defined in the Asset Purchase Agreement) and the Business to a third party and (ii) if G+J USA consummates a sale for any of the BP Assets (except for sales in the ordinary course of the business), this letter will terminate and be of no further force or effect. Meredith shall have no obligation to consummate the transactions contemplated by the Asset Purchase Agreement if G+J USA has entered into a definitive agreement to sell BP Assets, unless and until such definitive agreement has been terminated and is no further force or effect.
    Meredith shall have no obligation (i) to execute and deliver the Asset Purchase Agreement or (ii) otherwise with respect to the Business Publications, in the event (A) there shall have occurred or shall occur a Material Adverse Effect (as defined in the Asset Purchase Agreement) since April 30, 2005 or (B) G+J USA does not provide the Sale Notice to Meredith on or prior to June 29, 2005.
    The provisions of Article XI of the Asset Purchase Agreement shall apply to and govern this letter.

Please confirm your agreement with the above terms and conditions by signing below.

Sincerely,

Meredith Corporation

By: /s/ John S. Zieser____________

John S. Zieser

Vice President - Corporate Development,
General Counsel and Secretary

Confirmed and Agreed as of the date first written above by:

Gruner + Jahr Printing and Publishing Co.

By: Gruner + Jahr USA Group, Inc., its Managing Partner

By: /s/ J. Russell Denson_____

Name: J. Russell Denson

Title: Executive Vice President

Disclosure Schedules Attached to Letter Agreement

3.3	Financial Statements
3.3(a)	Reconciliation of International Accounting Standards to GAAP
3.3(b)	Liabilities not shown on Latest Balance Sheet
3.5(a)	Defects in Title to Business Publications Assets
3.10	Employees and Employee Matters

11.9(a)	Individuals with "Seller's Knowledge"
11.9(b)	Individuals with "Buyer's Knowledge"

[Schedules are omitted in accordance with Item 602(b)(2) of Regulation S-K.  Registrant agrees to furnish a copy of any omitted schedule supplementally to the Securities and Exchange Commission upon request.]

ASSET PURCHASE AGREEMENT

BETWEEN

GRUNER + JAHR PRINTING AND PUBLISHING CO. (by its publishing division, GRUNER + JAHR USA PUBLISHING)

AND

MEREDITH CORPORATION

June ___, 2005

ARTICLE I PURCHASE AND SALE OF BP ASSETS 1

1.1 Purchase of the BP Assets 1

1.2 Excluded Assets 4

1.3 Assumed Liabilities 5

1.4 Excluded Liabilities 5

1.5 Time and Place of Closing 6

ARTICLE II CONSIDERATION, ALLOCATION 7

2.1 Consideration; Purchase Price 7

2.2 Resolution of Disputes Relating to Working Capital Practices. 7

2.3 Adjustments for Rate Base Shortfalls 8

2.4 Tax Allocation of Purchase Price. 9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER 9

3.1 Organization and Qualification 9

3.2 Authority; No Violation 9

3.3 Financial Statements 10

3.4 Absence of Certain Changes 11

3.5 Title; Leasehold Interests; Compliance with Law; Permits 12

3.6 Intellectual Property. 13

3.7 Contracts 14

3.8 Taxes 15

3.9 Employee Benefit Plans 16

3.10 Employees 17

3.11 Litigation 18

3.12 Consents 18

3.13 Brokers 18

3.14 Insurance 18

3.15 Subscriber Lists 18

3.16 Advertising Customers and Agencies 19

3.17 Conflicts 19

3.18 Postmaster General and ABC Filings 19

3.19 Condition and Sufficiency of Assets 20

3.20 Personal Property. 20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER 20

4.1 Organization and Qualification 20

4.2 Authority; No Violation 20

4.3 Consents 21

4.4 Brokers 21

4.5 Financing 21

ARTICLE V COVENANTS 21

5.1 Approvals; Cooperation 21

5.2 Conduct and Preservation of Business 22

5.3 Access 23

5.4 Supplemental Schedules 23

5.5 Public Announcements 23

5.6 Monthly Reporting Books 24

5.7 Employees and Employee Benefits 24

5.8 Taxes 28

5.9 Consents 29

5.10 Liens 29

5.11 Bulk Sales Laws 29

5.12 Access 30

5.13 Financial Statements 30

5.14 Insurance 30

5.15 Certain Trademark Matters 31

ARTICLE VI CLOSING CONDITIONS 31

6.1 Conditions to Obligations of Buyer 31

6.2 Conditions to Obligations of Seller 32

ARTICLE VII CLOSING DELIVERIES 32

7.1 Closing Deliveries of Seller 33

7.2 Closing Deliveries of Buyer 33

ARTICLE VIII TERMINATION 33

8.1 Termination of Agreement 33

8.2 Effect of Termination and Right to Proceed 34

ARTICLE IX INDEMNIFICATION AND CERTAIN LIMITATIONS 34

9.1 Indemnification by Seller 34

9.2 Indemnification by Buyer 36

9.3 Notice of Claims 36

9.4 Third Person Claims. 37

9.5 Adjustment to Purchase Price 38

9.6 Insurance Proceeds 38

9.7 Effect of Representations and Warranties; Waiver 38

9.8 No Express or Implied Warranties or Representations 39

9.9 Knowledge of Breach 39

ARTICLE X ADDITIONAL AGREEMENTS 39

10.1 Further Assurances 39

10.2 Names and Logos 39

10.3 Confidentiality; Subscriber and Subscriber Lists 40

10.4 Fulfillment of Current Subscriptions 40

10.5 Buyer to Act as Agent for Seller 40

10.6 Delivery of Communications Received by Seller or Buyer after Closing; Delivery of Misdirected Payment 40

ARTICLE XI MISCELLANEOUS 41

11.1 Fees and Expenses 41

11.2 Notices 41

11.3 Successors and Assigns 42

11.4 Descriptive Headings 42

11.5 Counterparts 42

11.6 Severability 42

11.7 Third Parties 42

11.8 Construction 43

11.9 Knowledge 43

11.10 Governing Law 43

11.11 Arbitration 43

11.12 Entire Agreement 44

LIST OF EXHIBITS

Exhibit A: Definitions

DISCLOSURE SCHEDULE TABLE
1.2(i)	Retained Trademarks
1.2(j)	Excluded Proceeds of Litigation
1.4(a)	Affiliated Arrangements to be Assumed
1.4(f)	Certain Employees
2.3(a)	Seller's Guaranteed Rate Base
2.3(b)	Seller's Rate Base Practices
2.3(c)	Rate Base Filing and Audit Response Procedures
3.1	List of the names and addresses of each of Seller's partners
3.2	Violations of Law, organizational documents or other documents
3.3	Financial Statements
3.3(a)	Reconciliation of IAS to GAAP
3.3(b)	Liabilities not shown on Latest Balance Sheet
3.4	Certain Changes since the Balance Sheet Date
3.5(a)	Defects in Title to BP Assets
3.5(b)	Real Property Leases
3.6(a)	Intellectual Property Rights
3.6(b)	Consents relating to Intellectual Property Rights
3.6(c)	Licenses of Intellectual Property Rights; Infringements
3.6(d)	Intellectual Property Agreements
3.7(a)	Contracts
3.7(b)	Assumed Contracts
3.7(c)	Breaches of Contracts and Other Contract Claims
3.7(d)	Contracts containing non-competition, preferential or exclusive terms
3.8	Taxes
3.9(a)	Employee Benefit Plans
3.9(b)	Funding Liabilities
3.10	Employees and Employee Matters
3.11	Litigation
3.14	List of Insurance Policies; Insurance Matters
3.15	Subscriber Lists; Subscriber Matters; Fulfillment Agreements
3.16	Advertising Customers and Agencies
3.17	Conflicts and Affiliate Transactions
3.18	Non-compliance with the representations and statements contained in the statements submitted by Seller to the ABC for certain periods (ABC Matters)
3.19	Condition and Sufficiency of Assets
3.20(a)	Owned Personal Property
3.20(b)	Leased Personal Property
5.2	Conduct and Preservation of Business
5.7(a)	Employees Offered Continuing Employment
5.7(c)	Buyer's Severance Pay Plan
5.7(h)	Unused Vacation Days of Acquired Employees that will be assumed by Buyer
5.10	Permitted Liens
6.1(f)	Required Consents
11.9(a)	Individuals with "Seller's Knowledge"
11.9(b)	Individuals with "Buyer's Knowledge"

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of June __, 2005, is by and between MEREDITH CORPORATION, an Iowa corporation ("Buyer") and GRUNER + JAHR PRINTING AND PUBLISHING CO. (by its publishing division, GRUNER + JAHR USA PUBLISHING), a Delaware general partnership ("Seller").

Seller is in the business of the publication of the magazines entitled "Child," "Family Circle," "Fitness," "Parents," and related special interest publications, including "Ser Padres," "Parents Baby" and "Parents Expecting" and websites (collectively, the "Excluded Titles") as well as "Fast Company" and "Inc." (collectively, the "Business Publications").

All capitalized terms used herein shall have the meanings set forth in Exhibit A, attached hereto.

In consideration of the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

  PURCHASE AND SALE OF BP ASSETS

    Purchase of the BP Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, the business of the publication of the Business Publications, including all of Seller's rights to publish the Business Publications, Seller's Inventory relating primarily to the Business Publications, all of Seller's right, title, and interest to the Subscriber Lists and databases relating primarily to the Business Publications, any Intellectual Property Rights primarily relating to the Business Publications, as well as the goodwill of Seller related primarily to the preparation, publication, selling and distribution of each of the Business Publications, and all other publishing activities primarily relating to the Business Publications, including Seller's web publication, licensing and sponsoring activities, (the "Business"), other than the Excluded Assets (the "BP Assets"). The BP Assets include, without limitation, all of Seller's right, title and interest relating primarily in and to the Business including the following:

      All trade and accounts receivable and other receivables of whatever nature or origin and other Indebtedness owing to Seller to the extent generated in connection with the income derived from the publication and sale of the Business Publications, including the benefit of all collateral, security, guaranties and similar undertakings received or held in connection therewith, receivables attributable to advertising, list rentals and relating to subscriptions;

      All advertising relationships, including all orders, contracts, commitments and schedules to the extent relating to all advertising committed to run in issues of the Business Publications;

      All of Seller's rights, privileges and options under any contracts, including the Assumed Contracts, contract rights, leases, licenses, orders, bids, commitments or other agreements, undertakings or understandings to the extent related to the Business Publications, including, without limitation, all agency contracts, commitments to authors, illustrators, photographers, publishers and other creators or owners of works which are copyrighted or copyrightable, all rights and permissions inuring to the benefit of Seller with respect to any such works (including, without limitation, standard author's contracts, standard artist's contracts, and forms for licensing such rights to third parties), provided however that in the event a contract, contract right, license, order, bid, commitment or other agreement, undertaking or understanding constitutes both a BP Asset and also relates to the Excluded Titles but cannot be bifurcated as such, then such contract, contract right, license, order, bid, commitment or other agreement, undertaking or understanding will be a BP Asset only if it is primarily related to the publication of the Business Publications;

      All of Seller's rights, privileges and options under any United States and foreign law applicable to copyrights and literary rights for all published and unpublished works (including, without limitation, in each case all rights to license and distribute the same), and registrations thereof, owned, used or applied for by Seller relating to Inventory or to materials of whatever nature or description appearing in or being prepared for use in any issue of the Business Publications and any other works published or offered for sale under the acquired Trademarks (whether or not evidenced by certificates of registration) (the "Copyrights"), and all of Seller's right, title and interest with regard to the ownership, renewal, protection, use and exploitation of the same;

      The Pending Work;

      The Publication Rights;

      The Subscriber Lists;

      All orders for new or renewal subscriptions to the Business Publications processed by Seller or its fulfillment house and all revenues related to such orders;

      All of Seller's rights in registered or unregistered trademarks, service marks, trade names, trade dress, logos, business and product names, slogans and domain names (including all completed or pending federal, state or foreign registrations, renewal or applications for registration or renewal of any of them) to the extent relating to the Business Publications (the "Trademarks") (including those listed on Disclosure Schedule 3.6(a)), together with the goodwill related thereto and all other Intellectual Property Rights of Seller;

      All of Seller's inventory, including, without limitation, paper, ink and other printing or publishing supplies, transparencies, slides, paintings, standing type, cuts, plates engravings, stencils, forms, labels, promotional materials and similar supplies used by Seller, as well as other raw materials, works-in-progress or finished inventory of Seller to the extent relating primarily to the Business (collectively, the "Inventory");

      All prepaid expenses to the extent relating to the Business;

      All records of Seller to the extent relating to the BP Assets, including (i) mailing lists and information for use by Seller for development and maintenance of such mailing lists and of the Subscriber Lists and to the extent for promotion of the BP Assets and the fulfillment of Seller's obligation with respect to the BP Assets, (ii) advertising space reservations, advertising insertion orders, records of current, former or prospective advertisers and prospect lists and call reports for advertising; (iii) list rental files, list rental orders, records of current and previous rentals and prospect lists for list rentals; (iv) all advertising copy, films and mechanicals to the extent relating to the Business, (v) all schedules, surveys, exhibits, files, records and data in Seller's possession or control associated with audits, examinations or surveys conducted by or for ABC and by or for BPA to the extent relating to the Business; (vi) all promotional materials, rate cards, market research studies and readership research to the extent relating to the Business; and (vii) all other records, files, data or information (including marketing information and market research data) to the extent held for use by Seller in connection with the Business, past, current or prospective subscribers to and advertisers in the Business Publications or otherwise relating to the Business;

      All back issues of the Business Publications;

      All of Seller's rights, privileges and options with respect to all Software (including spreadsheets), software systems, databases and database systems, and the maintenance thereof whether owned or licensed, which are used primarily in connection with the Business, including all editorial, sales and graphic design, and all supplements, derivatives or product extensions (or the like) of the foregoing and all on-line retail and other services related to websites maintained by or on behalf of Seller with respect to the Business Publications (including, without limitation, all software being listed on Disclosure Schedule 3.6(a));

      All rights Seller has against third parties to enforce confidentiality, noncompetition, nonsolicitation and nondisparagement obligations to the extent relating to the Business;

      All equipment (including computers, printers, fax machines and copiers), furnishings and other tangible personal property relating primarily to the Business;

      All plates, plate-making film, photographs and other reproduction materials, tapes and other components relating primarily to the Business;

      All rights and causes of action against third parties relating primarily to the Business;

      All rights to and proceeds from all insurance policies and insurance contracts to the extent relating primarily to Assumed Liabilities or the BP Assets; and

      All refunds of any Tax for which Buyer is liable pursuant to Section 5.8.

    Excluded Assets. Seller will retain ownership of the following assets (collectively, the "Excluded Assets"):

      All cash, cash equivalents, securities and bank accounts;

      All of Seller's right, title, and interest to the properties, assets and rights of every nature, kind and description, used or held for use in connection with Seller's business of the publication of the Excluded Titles to the extent not expressly identified in Section 1.1;

      All of Seller's right, title and interest in its agreement with AdMedia Partners, Inc.;

      All insurance policies, insurance contracts, and performance and surety bonds of or on behalf of Seller or any of its Affiliates, whether or not with private insurance carriers or state governments or agencies thereof, and the premiums, reserves, and deposits attributable thereto or rights and proceeds thereunder (except to the extent any rights or proceeds of the foregoing relate to Assumed Liabilities or BP Assets);

      Any rights in and to the assets of any Benefit Plans except to the extent specifically provided in Section 5.7 hereof;

      All refunds of any Tax for which Seller is liable pursuant to Section 5.8;

      All business and assets related primarily to Seller's printing division, which is operating under the name "Brown Printing Company," and to Seller's financial services division, which is commonly referred to as the "Financial Services Division;"

      All personnel records and other records that Seller is required by law to retain in its possession;

      The names and logos "Gruner + Jahr," "G+J" and "Brown Printing" and the Trademarks set forth on Disclosure Schedule 1.2(i);

      Any proceeds of pending litigation or counterclaims in litigation in which Seller is a party to the extent related to Excluded Assets, Excluded Liabilities and any matters listed on Disclosure Schedule 1.2(j);

      All of Seller's rights and interests under any arrangements or agreements with Publishers Communications Systems; and

      All of Seller's rights under this Agreement, the Purchase Documents to which it is a party and any other agreements, instruments or documents executed by or delivered to Seller in connection with this Agreement and the transactions contemplated hereby and thereby.

    Assumed Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume and agree to pay, honor and discharge when due the following liabilities of Seller (collectively, the "Assumed Liabilities"):

      Accounts payable and accrued expenses of the Seller arising in the ordinary course to the extent relating primarily to the Business;

      All obligations and liabilities of Seller that arise from and after the Closing under all leases, contracts, commitments and other agreements included in and relating to the BP Assets, including, without limitation, all of Seller's obligations and liabilities for the fulfillment of current subscriptions to the Business Publications, provided, that notwithstanding anything to the contrary in this Section 1.3 to the contrary, the obligations under the Subscription Fulfillment Agreement dated August 1, 1994 between Communications Data Services, Inc. and Seller, as amended, shall be assumed only to the extent it relates to the Business Publications;

      All obligations and liabilities arising from the operation of the Business or the ownership of the BP Assets from and after the Closing;

      All litigation matters relating to matters or occurrences occurring at or after the Closing Date; and

      All liabilities in respect of Taxes for which Buyer is liable pursuant to Section 5.8.

    Excluded Liabilities. Buyer shall not assume any liabilities, obligations or commitments that do not constitute Assumed Liabilities, and Seller shall satisfy and discharge all liabilities, obligations or commitments that do not constitute Assumed Liabilities, including the following liabilities, obligations or commitments of Seller relating to or arising out of the operation or the ownership of the BP Assets for any event or any time period occurring at or prior to the Closing (collectively, the "Excluded Liabilities"):

      (i) Any and all Indebtedness of Seller to any of its directors, officers or partners or to any of its Affiliates (including any Indebtedness of Seller to G+J Images, Inc.) as of the Closing Date, and (ii) except as set forth in Disclosure Schedule 1.4(a) any obligations to Seller or any Affiliates;

      Any and all Indebtedness of Seller for money borrowed and any capitalized lease obligations;

      Any and all of Seller's obligations and liabilities arising under this Agreement or incurred by Seller in connection with the negotiation, execution or performance of this Agreement, including, without limitation, all legal, accounting, brokers', finders' and other professional fees and expenses and Taxes on any gain or income from the sale of the BP Assets;

      Except for current accounts payable relating to the BP Assets, any and all obligations and liabilities that arise prior to the Closing under all leases, contracts, commitments and other agreements included in and relating to the BP Assets, including any and all obligations and liabilities arising from a breach or default under any such agreement;

      Any litigation matter pending as of the Closing Date or relating to matters or occurrences that occurred prior to the Closing Date;

      Any liability or obligation relating to the employment of Dan Brewster or his termination or any employment obligation or liability related to any of the employees listed on Disclosure Schedule 1.4(f) or relating to any other employee agreements, stay bonus plans or arrangements, or benefit plans or arrangements of Seller or any of its Affiliates (other than obligations Buyer has agreed to assume pursuant to Section 5.7, it being understood that there are no such obligations with respect to Dan Brewster or any persons listed on Disclosure Schedule 1.4(f));

      Any liabilities and obligations relating to employees of the Business who do not become Acquired Employees (other than obligations Buyer has agreed to assume pursuant to Section 5.7);

      Any employment-related liabilities and obligations to Acquired Employees to the extent any of such liabilities and obligations arise from any action, event or course of conduct of Seller or any of its Affiliates;

      All liabilities in respect of Taxes for which Seller is liable pursuant to Section 5.8;

      Any accrued audit fees;

      All liabilities and obligations of G+J Rosie's Magazine LLC and all liabilities and obligations related to the ownership and operation of Rosie and any related publications, including, all liabilities and obligations arising under any litigation or settlement agreement between Rosie O'Donnell (including all of her Affiliates) and Seller, such LLC or any Affiliate;

      All liabilities and obligations related to bank accounts of Seller and its Affiliates, including all liabilities and obligations for outstanding checks as of the Closing Date; and

      Any liabilities relating to or arising from Excluded Assets.

    Time and Place of Closing. The closing of the transactions described herein (the "Closing") shall take place at the offices of Baker & Hostetler LLP, 666 Fifth Avenue, New York, NY 10103 at 10:00 a.m. (local time) on July 1, 2005, or if later, three Business Days after all of the conditions set forth in Article VI have been satisfied, or at such other place or time as the parties hereto may agree, provided, however, that Seller has the right to inform Buyer between the date hereof and the earlier of (a) the closing of the sale of the Excluded Assets pursuant to an Asset Purchase Agreement between Buyer and Seller, dated as of June 8, 2005 and (b) June 30, 2005, that the Closing shall instead take place on July 29, 2005; provided that the conditions set forth in Article VI have been satisfied. Seller also has the right to elect, by giving notice to Buyer on or prior to June 30, 2005, that the Closing will not occur, and that this Agreement shall terminate and be of no further force or effect on the date such notice is given. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed to have taken place as of 12:01 a.m. of the Closing Date. At the Closing, Buyer and Seller shall make or cause to be made the deliveries provided for in Article VII.

  CONSIDERATION,   ALLOCATION

    Consideration; Purchase Price. The total consideration for the BP Assets shall be (a) Fifteen Million United States Dollars (US$ 15,000,000) and (b) the assumption of the Assumed Liabilities (the "Purchase Price"). The Purchase Price shall be subject to adjustment in accordance with Section 2.3.

    Resolution of Disputes Relating to Working Capital Practices.

      If Buyer desires, within three months after the Closing Date, to make a Claim for any breach of Section 3.4 (j), (k), (l), (m), (n) or (o) or Section 5.2 which allegedly caused the amount of net working capital included in the BP Assets and Assumed Liabilities transferred as of the Closing Date to have been less than it would have been if such breach had not occurred, Buyer shall give notice to Seller specifying the nature of the alleged breach, and Buyer then shall provide its estimate as of such time the amount of deficiency in working capital resulting therefrom.

      For 30 days following receipt of any notice referred to in Section 2.2(a), Seller and Buyer shall use Reasonable Efforts to agree as to the validity and amount of Buyer's Claim. Each party agrees to give the other party and its authorized representatives (including outside accountants and attorneys) reasonable access to the relevant books and records and employees and representatives of the other party, insofar as they relate to the alleged breach.

      If, at the conclusion of the 30-day period specified in Section 2.2(b), any issues or amounts relating to Buyer's Claim remain in dispute, then the issues or amounts so in dispute (the "Disputed Items") shall be submitted to the firm of Ernst & Young LLP (the "Accounting Firm") within ten days after the expiration of such 30-day period. In submitting this dispute to the Accounting Firm, Buyer shall state the amount it claims and Seller shall state the amount, if any, it believes is owing. The Accounting Firm shall determine and resolve the Disputed Items, and the Disputed Items only, in the same manner, and using the same procedures, in which the Financial Statements were prepared; provided that the resolution of the Claim by the Accounting Firm shall be no more favorable to the Buyer than as set forth in Buyer's submission to the Accounting Firm and no less favorable to Buyer than the amount, if any, Seller acknowledged in its submission was owing. The Accounting Firm's determination shall be made within 30 days of its selection, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive on the parties hereto as to the Claim made by the Buyer. All fees and expenses of the Accounting Firm shall be paid one-half by Buyer and one-half by Seller.

      Promptly (but not later than five days) after any determination of its Claim pursuant to this Section 2.2 (whether by mutual agreement of Buyer and Seller pursuant to Section 2.2(b) or determination by the Accounting Firm pursuant to Section 2.2(c)) that finds that Seller owes any amount to Buyer, Seller shall pay to Buyer by wire transfer of immediately available funds to such bank account as Buyer shall designate in writing to Seller, plus interest on such amount from the Closing Date to the date of such payment at the Agreed Rate. The limitations set forth in the proviso clauses (i) or (ii) of Section 9.1(a) and in Sections 9.5 and 9.6 shall not apply to any Claims contemplated by this Section 2.2.

    Adjustments for Rate Base Shortfalls.

      In the event that the relevant audited circulation figures published by ABC for any of the Business Publications, to the extent they relate to a period ending on or prior to June 30, 2005, fall below Seller's guaranteed rate base for any of the Business Publications, then Seller shall be liable to Buyer for reimbursement in accordance with Sections 2.3(b) for rebate amounts determined in accordance with Seller's historical rebate practices. Seller represents and warrants that its guaranteed rate base for the Business Publications for 2004 and 2005 is as set forth in Disclosure Schedule 2.3(a).

      Buyer shall have the right to notify the advertisers of the applicable Business Publications of any shortfall in the circulation figures determined in accordance with Section 2.3(a), and to process any requests for rebates by the affected advertisers, in a manner consistent with, and for rebate amounts determined in accordance with, Seller's historical practices. Seller hereby represents and warrants that the procedures described on Disclosure Schedule 2.3(b) accurately reflect Seller's historical practices as to the treatment of such shortfalls. To the extent Seller has guaranteed its rate bases identified on Disclosure Schedule 2.3(a) on an average annual basis, advertiser rebates with respect to calendar year 2005 will be reimbursable by Seller in the proportion that any average annual shortfall of the audited relevant average circulation figures published by ABC for any of the Business Publications for the twelve month period ending December 31, 2005 bears to the circulation performance of the respective Business Publication during the period prior to the Closing Date. With respect to any advertisers that receive rebates on a per issue basis pursuant to Seller's historical practices, Seller will be responsible to cover shortfalls of its guaranteed rate bases for issues of any of the Business Publications included in the June 30, 2005 audit period or any earlier periods.

      Statements and reports to ABC with respect to the audit period ended June 30, 2005 shall be prepared, and the responses to any audits, inquiries or other negotiations with ABC with respect to any audit period during calendar year 2004 and for the six month period ending June 30, 2005 shall be administered, in accordance with the procedures set forth in Disclosure Schedule 2.3(c). If statements or reports submitted to ABC for the period ending June 30, 2005 show any shortfall in the relevant average circulation figures, Seller may request Buyer to take steps to attempt to increase circulation for such publication for one or more remaining issues in 2005; provided, that Seller shall be required to reimburse Buyer for all costs related to such requested steps. Notwithstanding the foregoing, Buyer need not take any such requested steps to which it reasonably objects, including any requested steps it believes are inconsistent with its customary business practices.

      To the extent Buyer shall give any rebates to the affected advertisers (whether as a cash refund or as a credit to an outstanding invoice), Buyer may submit to Seller statements for reimbursement, which statements shall include in reasonable detail the corresponding back-up regarding any such rebates given by Buyer. Within five (5) Business Days of receipt by Seller of any such statement, Seller shall pay to Buyer the amount of such statement.

    Tax Allocation of Purchase Price. Buyer shall cause an independent appraiser (the "Appraiser") to conduct an appraisal (the "Appraisal") of the fair market value of the BP Assets. The Appraiser shall be instructed to deliver a draft of the Appraisal to Buyer and Seller for their review and comment and to give due consideration to any issues raised by either party prior to finalizing the Appraisal. Within 30 days following receipt of the final Appraisal by Buyer and Seller, Buyer shall deliver to Seller an allocation of the Purchase Price (the "Allocation Schedule"). The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and shall be consistent with the Appraisal. Seller agrees that promptly after receiving said Allocation Schedule it shall return an executed copy thereof to Buyer. Buyer and Seller agree to file Federal Form 8594, and all federal, state, local and foreign Tax Returns, consistent with the Allocation Schedule. Buyer and Seller agree to share equally the fees and expenses of the Appraiser.

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller hereby represents and warrants to Buyer as follows:

    Organization and Qualification. Seller is a general partnership, duly organized and validly existing under the laws of the State of Delaware. Seller is qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities requires such qualification, except where the failure to be so qualified would not affect, in any material respect, the ownership, operations or condition (financial or otherwise) of the Business or the BP Assets. No jurisdiction in which Seller is not currently qualified to do business has demanded, requested or otherwise indicated that Seller is required to qualify on account of the ownership or leasing of the BP Assets or the conduct of the Business. Seller has the requisite partnership power and authority to own or lease and to operate and use the BP Assets and to carry on the Business as now conducted. The copies of Seller's organizational documents previously delivered to Buyer are true, complete and correct. Disclosure Schedule 3.1 sets forth a true and complete list, as of the date hereof, of the names and addresses of each of Seller's partners.

    Authority; No Violation. Seller has all requisite partnership power and authority to execute, deliver and perform this Agreement and the other Purchase Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Neither Seller nor any Affiliate of Seller, directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity or debt interests in any Person which is involved in or relates to the Business or (ii) controls any Person which is involved in or relates to the Business. The execution, delivery and performance of this Agreement and the other Purchase Documents to which Seller is a party by Seller have been duly and validly authorized and approved by all necessary partnership action and do not require any further authorization or consent of Seller or any Affiliate of Seller. This Agreement and each other Purchase Document to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms. Except as set forth in Disclosure Schedule 3.2, the execution, delivery and performance of this Agreement and the other Purchase Documents will not (a) violate the provisions of any applicable Laws, (b) violate any orders, judgments or decrees of any courts, tribunals or arbitrators to which Seller is a party or any of the BP Assets is subject or by which Seller is bound, (c) violate any provisions of Seller's organizational documents, (d) violate any provision of, or result (with or without the giving of notice or the lapse of time or both) in the breach or termination of, or constitute a default or acceleration, or create rights of termination, cancellation or acceleration of any obligation under any Lien, agreement (other than with respect to provisions relating to the assignment thereof to Buyer) instrument, lease, indenture, license, order, arbitration award, judgment, or decree to which Seller is a party or by which Seller is bound, or to which any of the BP Assets is subject or (e) result in the creation of any Lien of any kind upon any of the BP Assets.

    Financial Statements.

      The audited Financial Statements are true and correct in all material respects and present fairly in accordance with GAAP the financial condition of the Seller as of December 31, 2003 and 2004 and the results of operations of the Seller for each of the years then ended, in each case on a consolidated basis, and consistent with the books and records of Seller. The unaudited Financial Statements are true and correct in all material respects and present fairly in accordance with International Accounting Standards ("IAS") the financial condition of the Business as of December 31, 2004 and April 30, 2005 on a consolidated basis and the results of operations of the Business for the year ended December 31, 2004 and the four month period ended April 30, 2005 on a consolidating basis and are consistent with the books and records of Seller, subject to normal year-end adjustments in the case of the Financial Statements at, and for the four-month period ended, April 30, 2005. Disclosure Schedule 3.3(a) sets forth a true and correct reconciliation from IAS to GAAP with respect to the unaudited Financial Statements.

      Except as disclosed on Disclosure Schedule 3.3(b), Seller is not subject, with respect to the Business, to any liability or obligation (known or unknown), whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which is not shown or which is in excess of the amounts shown or reserved for in the Latest Balance Sheet, other than liabilities of the same nature as those set forth on the Latest Balance Sheet or reasonably incurred in the ordinary course of the Business after the Balance Sheet Date. The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or other income not earned in the ordinary course of the Business except as expressly specified therein.

    Absence of Certain Changes. Except as otherwise disclosed in Disclosure Schedule 3.4, since the Balance Sheet Date Seller has conducted the Business and has managed the BP Assets in the ordinary course of Business, consistent with past practice, and there has not been:

      any Material Adverse Effect;

      any Lien (other than a Permitted Lien) placed on any of the BP Assets which remains in existence on the date hereof;

      any Indebtedness or material liabilities incurred, created or assumed with respect to the BP Assets;

      any sale, lease, assignment, transfer or other disposition (or agreement therefor), of any part of the BP Assets, other than sales of Inventory in the ordinary course of the Business consistent with past practice;

      any damage, destruction or loss in excess of $25,000;

      any labor trouble or claim of unfair labor practices in connection with the BP Assets; any entry into employment, consulting, labor or collective bargaining agreements; any change in the employment contracts of or compensation or benefits payable or to become payable to any of the employees, consultants or agents of the BP Assets, or any bonus payment or arrangement made to or with any of such employees, consultants or agents other than in the ordinary course of the Business consistent with past practices; or any change in coverage or benefits available under any Benefit Plan or Fringe Benefit;

      any change with respect to the management or supervisory personnel of the BP Assets;

      any contract, license, lease or agreement entered into by Seller which obligates Seller for more than $25,000 in any one case;

      any cancellation, termination, modification, or acceleration by any party of or to any material contract, license, lease or agreement to which Seller is a party or by which either party is bound;

      any change in the time, manner of payment of or other practices or procedures relating to the accounts payable or other current liabilities of Seller;

      any changes in accounting or Tax methods, principles or practices relating to the BP Assets, except as required by GAAP or applicable Law;

      any change in working capital practices including any change in billing, collection, payment, circulation, subscription or distribution practices, or any significant change in any of its business policies relating to the BP Assets, including: (i) reductions in insurance coverage; (ii) reductions or increases in capital expenditures; or (iii) significant changes to the publications themselves;

      any changes in levels of Inventory, except for changes in the ordinary course of the Business resulting from seasonal variations;

      any cancellation, reduction, settlement, discount, rebate or other compromise of debts or accounts receivable owed, or waiver or release of any right or claim of value, to the BP Assets (other than immaterial waivers or releases in the ordinary course of the Business consistent with past practice);

      Any change in the time, manner of payment or collection, or other practices and procedures relating to the accounts receivable or other current assets (including prepaid expenses) of the Seller;

      any license of Intellectual Property Rights by or to Seller relating to the BP Assets;

      any entry into, amendment or waiver of any agreement, understanding or transaction with any Affiliate of Seller, except for any amendment described in Disclosure Schedule 1.4(a); or

      any agreement to do any of the foregoing.

    Title; Leasehold Interests; Compliance with Law; Permits.

      Seller has good and marketable title to all of the BP Assets that it purports to own, and a valid leasehold or license interest in all the BP Assets leased or licensed by Seller, in each case free and clear of all Liens (other than Permitted Liens). The sale and delivery of the BP Assets to Buyer pursuant hereto shall vest in Buyer good title thereto, free and clear of any and all Liens (other than Permitted Liens), other than as disclosed on Disclosure Schedule 3.5(a).

      Seller does not owns any real estate or have any option to acquire any real estate or any interest in any real estate. Seller is the holder of tenant's or lessee's interests in the real estate used by the Business (the "Real Property"), and has a tenant's or lessee's interests in such leaseholds, free and clear of all Liens (except Permitted Liens). Disclosure Schedule 3.5(b) contains a list of each lease, sublease or similar agreement and all amendments thereto under which Seller is lessee of, or holds or operates, any real property used in or related to the BP Assets or the Business (collectively, the "Leases"). Seller has complied in all material respects with the terms of each Lease to which it is a party or under which it is in occupancy and all such Leases are in full force and effect. Except as set forth on Disclosure Schedule 3.5(b), Seller enjoys peaceful and undisturbed possession under the Leases. Seller is not in default under any Lease or has received any notice of default under any Lease or other agreement to which a Lease is subordinate. Except as set forth on Disclosure Schedule 3.5(b), Seller has not assigned, subleased, mortgaged, encumbered, granted a security interest in or otherwise transferred its rights under any of the Leases. To the knowledge of Seller, the other parties to each Lease have complied in all material respects with the terms of each Lease and are not in default under any Lease. As of the date of this Agreement, Seller has not received notice of any special assessment for which Seller may be liable under a Lease, and to the knowledge of Seller, no special assessment is pending or threatened. To the knowledge of Seller, there are no pending or threatened condemnation or takings proceedings with respect to any of the Real Property.

      Seller is in compliance with all Laws, judgments, injunctions and decrees that are applicable to the operation of the Business and/or the ownership or use of the BP Assets, except where the failure to so comply would not, in individually or in the aggregate, be material. Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from governmental authorities that are necessary to entitle it to own, lease, operate and use the BP Assets and to carry on and conduct the Business, as now conducted (collectively, the "Governmental Permits"), except where the failure to so comply would not, individually or in the aggregate, be material Seller has complied in all material respects with the terms and conditions of the Governmental Permits. Each of the Governmental Permits is valid, subsisting and in full force and effect and will remain in full force and effect upon consummation of the transactions contemplated hereby.

    Intellectual Property.

      Disclosure Schedule 3.6(a) contains an accurate and complete list and summary description of all Trademarks, Copyrights registered since April 1, 1997, patents or patent applications and domain names that are owned or licensed by Seller and used in connection with or useful to the Business and the BP Assets. All registered Trademarks listed on Disclosure Schedule 3.6(a) have been duly registered in, filed in or issued by the United States Patent and Trademark Office or the corresponding offices of other countries identified on Disclosure Schedule 3.6(a), and have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and each such country. All domain names owned or used in connection with the Business Publications have been duly registered with the applicable ICANN-accredited domain name registrar and have been properly maintained in accordance with all applicable rules and regulations promulgated by ICANN and such registrar.

      Except as listed on Disclosure Schedule 3.6(b), the use of any Intellectual Property Rights that are owned or licensed by Seller and used in connection with or useful to the Business or the BP Assets does not require the consent of any other Person and are freely transferable (except as otherwise provided by Law) and Seller either: (a) exclusively owns the entire right title and interest in and to such Intellectual Property Rights, free and clear of any Liens (other than Permitted Liens); or (b) has the perpetual, royalty-free right and license to use the same in the conduct of the Business. Seller has all rights to the Intellectually Property Rights owned, licensed or used by it, which, to Seller's knowledge, are necessary to conduct the Business as conducted immediately prior to the date of this Agreement. Seller owns all right, title and interest in and to the Trademarks, including the titles of each of the Business Publications, free and clear of all Liens (other than Permitted Liens).

      Except as set forth on Disclosure Schedule 3.6(c), (i) no other Person has been granted by Seller or its Affiliates an interest or right or license to use, or the right to license any other Person to use, any of the Intellectual Property Rights included in the BP Assets, (ii) there are no claims or demands of any other Person pertaining to the Intellectual Property Rights included in the BP Assets and no proceedings have been instituted, or are pending or, to Seller's knowledge, threatened, with respect thereto, (iii) to Seller's knowledge, none of the Intellectual Property Rights included in the BP Assets is being infringed upon by another Person, (iv) none of such Intellectual Property Rights infringes, violates or conflicts with any intellectual property or other rights of any Person, and (v) none of such Intellectual Property Rights has been abandoned by Seller or is subject to any outstanding order, decree, ruling, charge, injunction, judgment, stipulation or written restriction or agreement restricting the scope or use thereof. The representations and warranties set forth in clauses (ii) and (iv) above, to the extent that they relate to Intellectual Property Rights that are licensed to Seller, are made to Seller's knowledge.

      Disclosure Schedule 3.6(d) contains a complete list of all agreements pursuant to which Seller has granted any license to any Person to use any of the Intellectual Property Rights included in the BP Assets.

      Seller has secured all necessary Publication Rights from each employee, agent, consultant or contractor who has contributed to or participated in the creation or development thereof.

    Contracts.

      Disclosure Schedule 3.7(a) sets forth a true, complete and accurate list of all agreements and contracts relating primarily to the Business Publications and/or the Business to which Seller is a party or by which Seller or any of the BP Assets is bound or to which Seller is subject and all amendments and supplements thereto (collectively, the "Assumed Contracts"), as well as any third party consents required with respect to the assignment thereof, except (i) any agreements and contracts that do not require aggregate payment by any party thereto of more than $100,000, and (ii) any agreements and contracts entered into, after the date hereof and prior to Closing, with Buyer or with any other Person in connection with any transaction specifically contemplated by this Agreement; provided, however, that Disclosure Schedule 3.7(a) shall set forth, regardless of the amount involved or applicable termination period, all printing, paper purchasing and distribution/fulfillment contracts or agreements of Seller relating to the Business Publications.

      Copies of the Assumed Contracts have been made available to Buyer and are true, correct and complete and have been subject to no amendment, extension or modification (other than pricing changes pursuant to the terms of such contracts) as of the date hereof, except such as are described on Disclosure Schedule 3.7(b). Except as set forth on Disclosure Schedule 3.7(b), each of the contracts, agreements and arrangements constituting part of the BP Assets is a valid and binding obligation of Seller enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Assumed Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof; provided, however, that Seller shall not terminate any Assumed Contract after the date hereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed).

      Except as set forth on Disclosure Schedule 3.7(c), under the terms of any of the contracts, agreements and arrangements constituting part of the BP Assets, no party has asserted any right of setoff or counterclaim under, and there has not occurred or, to Seller's knowledge, is alleged to be occurring, any material breach, default or event of default on the part of Seller or, to Seller's knowledge, any other party thereto, and there does not exist any condition or event that, with notice or the passage of time or both, would constitute a material breach, default or event of default on the part of Seller or, to Seller's knowledge any other party thereto. Seller has not received any notice of the intention of any party to terminate or materially modify its obligations under any Assumed Contract.

      Except as set forth on Disclosure Schedule 3.7(d) and except for nonsolicitation or no-hire restrictions set forth in agency agreements for the temporary hire of part time employees, there are no contracts or agreements to which Seller is a party: (i) that contain terms imposing or purporting to impose non-competition, nonsolicitation or no-hire obligations with respect to the Business; (ii) providing for or granting any preferential right to purchase any of the BP Assets; or (iii) that contain terms granting to a third-party or other Person or imposing upon Seller, exclusivity requirements with respect to the distribution, publication, selling or advertising of the Business or the BP Assets.

      Subject to the provisions of Section 5.10 after the consummation of the transactions contemplated hereby, Buyer will be entitled to the full economic and other benefits of the Assumed Contracts.

    Taxes.

    Except as reflected on Disclosure Schedule 3.8:

      Seller has filed all material Tax Returns required to be filed by it, and all such Tax Returns were complete and correct at the time of filing and continue to be complete and correct in all material respects. Seller has paid all material Taxes required to be paid by it or such Taxes have been paid on its behalf (whether or not required to be shown on a Tax Return).

      No representative of any taxing authority is asserting in writing or orally any material Tax deficiency that has not been paid in full, and no liens for Taxes exist (other than liens for Taxes not yet due or for Taxes being contested in good faith), with respect to the BP Assets.

      All material amounts that are required to be collected or withheld by Seller have been duly collected and withheld, and any such amounts that are required to have been remitted to any taxing authority have been duly remitted.

      Seller has not waived or been requested to waive any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

      None of the BP Assets is properly treated as owned by persons other than Seller for income Tax purposes.

      No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

      No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no non-U.S. sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the BP Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.

    Employee Benefit Plans.

      Employee Benefit Plans and Related Liabilities. Disclosure Schedule 3.9(a) contains a complete and accurate list of all of Seller's "employee benefit plans," as that term is described in Section 3(3) of ERISA, including without limitation all deferred compensation, pension, profit sharing, retirement and savings plans, and all health and life insurance and other welfare plans maintained at the date hereof or at Closing by Seller, or with respect to which Seller has made any payments or contributions for or on behalf of Dedicated Employees (the "Benefit Plans"). Disclosure Schedule 3.9(a) also indicates whether each such Benefit Plan is an "employee welfare plan" as defined in Section 3(1) of ERISA ("Welfare Plan") or an "employee pension benefit plan" as defined in Section 3(2) of ERISA ("Pension Plan"). Disclosure Schedule 3.9(a) also contains a complete and correct list of all Fringe Benefits provided by Seller to or on behalf of Dedicated Employees. Disclosure Schedule 3.9(a) also describes all current funding liabilities of Seller associated with the Benefit Plans and Fringe Benefits, including without limitation liabilities associated with all Pension Plans (including nonqualified deferred compensation arrangements) and all post-employment medical, disability, and life insurance or death benefit plans.

      Funding Liabilities. Except as disclosed on Disclosure Schedule 3.9(b), as of the date of this Agreement all payments due from each Benefit Plan and Fringe Benefit have been made and all amounts that are due but have not been paid have been properly accrued to date as liabilities of Seller and have been properly recorded in the books thereof.

      Documents Provided. With respect to each Benefit Plan and each Fringe Benefit, Seller has made available to Buyer complete and correct copies of all Benefit Documents for all current and prior periods.

      Insurance Premiums and Benefit Costs. With respect to each Benefit Plan and Fringe Benefit funded wholly or partially through an insurance policy, all required premiums have been paid, and Seller has no knowledge of any liability under any such insurance policy or ancillary agreement with respect to such insurance policy, in the nature of a retroactive rate adjustment, minimum premium or other loss sharing arrangement, or other actual or contingent liability.

      Qualified Plans. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Pension Plan is so qualified under the Code or the remedial amendment period with respect to any Pension Plan documents or amendments not yet submitted to the IRS has not expired and any such Pension Plan will be submitted by the applicable deadline for obtaining a favorable determination letter for all plan years. Each Pension Plan complies and has been maintained in all material respects with its terms and all requirements of Law and regulations applicable thereto, and there has been no notice issued by any governmental authority questioning or challenging such compliance. There are no Claims (other than routine claims for benefits) pending or, to the knowledge of Seller, threatened involving such Pension Plans or the assets of such Pension Plans. Seller has (i) no knowledge of any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) no liability under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) no liability under Section 302 of ERISA or Section 412 of the Code and (iv) no liability under Title IV of ERISA.

    Employees. Disclosure Schedule 3.10 attached hereto sets forth a true and complete list of (a) all consultants and independent contractors retained by the Business currently, except for freelancing arrangements with the creators of any article, manuscript, illustration, photograph or other editorial material of the Business Publications that are individually or in the aggregate not material to the Business, and (b) all Dedicated Employees, including each such employee's job title, remuneration, duration of employment period and, in the case of Dedicated Employees on leave of absence, the reason for such leave of absence. Except as disclosed on Disclosure Schedule 3.10, Seller is not a party to any written or oral employment or severance agreement or to any written or oral consulting, service or pension agreement with respect to the Dedicated Employees. Seller is not a party to, and none of Seller's employees are subject to, any collective bargaining agreement or other union contract, other than as disclosed on Disclosure Schedule 3.10. No labor organization or group of employees has made a pending demand for recognition or certification with respect to Dedicated Employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Dedicated Employees presently pending or, to the knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts or material arbitrations or Equal Employment Opportunity Commission claims pending or, to the knowledge of Seller, threatened involving any Dedicated Employees.

    Litigation. Except as disclosed on Disclosure Schedule 3.11, (a) there is no Claim pending or, to the knowledge of Seller, threatened (nor, to the knowledge of Seller, are there any facts, circumstances or events which could reasonably be expected to form a basis for a material Claim) by, against, affecting or in any way relating to the Business, the Business Publications, the BP Assets or the Assumed Liabilities, at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and (b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against, affecting or in any way relating to the Business, the Business Publications, the BP Assets, or the Assumed Liabilities. As of the date of this Agreement, there is no action, suit or proceeding pending, or to the knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement or the other Purchase Documents.

    Consents. Except (a) as set forth on Disclosure Schedule 3.2, (b) the third party consents required with respect to the assignment of the Assumed Contracts and (c) the expiration of any applicable waiting period under the HSR Act, no consent, approval or authorization by any Person is required of Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

    Brokers. Seller has informed Buyer that Seller has retained AdMedia Partners, Inc., as a broker in connection with the sale of the BP Assets. Other than AdMedia Partners, Inc., neither Seller nor anyone acting on its behalf, has engaged, retained, or incurred any obligation or liability (contingent or otherwise) to any broker, investment banker, finder or similar agent or has agreed to pay any brokerage fees, commissions, finder's fees or other similar fees with respect to the sale of the BP Assets, this Agreement or the transactions contemplated hereby.

    Insurance. Disclosure Schedule 3.14 includes a list of all insurance policies maintained, owned, or held in connection with the BP Assets. All such policies are in full force and effect and all premiums due and payable thereon have been paid up until the date of this Agreement (and, on or prior to the Closing Date, will be paid up to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Disclosure Schedule 3.14 with respect to the Business, there are no claims outstanding or pending under any insurance policy or default with respect to the provisions of such policy in excess of $5,000 in any one case or $25,000 in the aggregate. The activities and operations of Seller in connection with the Business and the BP Assets have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

    Subscriber Lists. The Subscriber Lists accurately reflect in all material respects the name, last known address, paid status and applicable expiration date of each subscriber to the Business Publications, the source of such subscription as of the date hereof and all other information necessary to fulfill each subscription for each Business Publication. Seller will provide an update of the Subscriber Lists to Buyer, as of a date no more than five Business Days prior to the Closing Date, which as so updated, shall be true, correct and complete in all material respects as of such date. Except as set forth in Disclosure Schedule 3.15, since January 1, 2004, Seller has not sold, assigned, leased, transferred permitted the use of or otherwise disclosed to any person or entity any list of its past or present subscribers to the Business Publications. Disclosure Schedule 3.15 sets forth the name and contact information of Seller's fulfillment agents for the Business Publications. Except as set forth on Disclosure Schedule 3.15, Seller has not received any correspondence from any of its fulfillment agents threatening litigation against Seller or relating to any material dispute with Seller, and Seller is not otherwise aware of any such threatened litigation or material dispute.

    Advertising Customers and Agencies. Disclosure Schedule 3.16 sets forth a list of the twenty largest (in terms of revenues) advertising customers and the ten largest (in terms of revenues) agencies of each of the Business Publications, including the pages ordered, the discounts granted, the revenues received in 2004 and the net page rate. Since January 1, 2005 (a) no significant amount of advertising has been sold on a "barter," "trade out" or exchange of goods and/or services basis and (b) to the knowledge of Seller, none of the twenty advertisers (in terms of revenues) for each Business Publication has terminated or threatened to terminate or announced that it intends to materially and adversely modify its relations with or reduce its advertising purchased from such Business Publication. Except as set forth on Disclosure Schedule 3.16, from January 1, 2004 to the date hereof, no advertising customer has received or requested any material refund or rebate as a result of a failure to attain or meet any specified or agreed upon rate base. Seller will provide updates to Buyer, as of a date no more than five Business Days prior to the Closing Date, of the information described in this Section 3.16 as having been made available or provided to Buyer, which updates shall be true, correct and complete in all material respects.

    Conflicts. Except as disclosed on Disclosure Schedule 3.17, (a) there are no services that have been provided since January 1, 2004 or that are currently being provided to or by the Business, on the one hand, and any other division of Seller, any Affiliate of Seller or any manager, member, partner, director or officer of Seller or any Affiliate of Seller, on the other hand (collectively, the "Seller Affiliated Parties"), and (b) there are no amounts owed to or from, or any contract, agreement or arrangement with or commitment to or from the Business on the one hand, and any Seller Affiliated Party, on the other hand. Except as disclosed on Disclosure Schedule 3.17, after the Closing neither Seller nor any Seller Affiliated Party will have any interest in any property (real or personal, tangible or intangible) that is included in the BP Assets or otherwise used in or pertaining to the Business.

    Postmaster General and ABC Filings. With respect to the Business Publications, Seller has timely filed annual reports for all applicable years with the Postmaster General of the United States of America pursuant to the requirements of 39 U.S.C. Section 3685 for the reporting period covered thereby. The information contained in such annual reports was true, correct and complete in all material respects as of the dates on which such reports were filed. Except as disclosed on Disclosure Schedule 3.18, to the knowledge of Seller, the representations and statements contained in the statements submitted by Seller to the ABC in connection with the audit reports of the ABC for the six-month periods ended June 30, 2003 and 2004 and the six-month periods ended December 31, 2003 and 2004 with respect to each Business Publication were properly prepared and accurately reflect the circulation results for said periods, and copies of each of such audit reports and such publisher's statements have heretofore been delivered by Seller to Buyer and such copies are true, complete and correct in all material respects.

    Condition and Sufficiency of Assets. The BP Assets, whether owned or leased, are in good operating condition (normal wear and tear excepted). Except (i) as disclosed on Disclosure Schedule 3.19, (ii) for assets and services provided by Seller or any Seller Affiliated Party, as disclosed on Disclosure Schedule 3.17, and (iii) the Excluded Assets, the BP Assets constitute all of the assets (including the documents, data, files, ledgers, books and records, production records, purchasing and sales records, personnel, medical and payroll records for Dedicated Employees, correspondence and accounting records) that are primarily used in the Business. To Seller's knowledge, the BP Assets constitute all of the assets that are necessary to own and operate the Business Publications as owned and operated on the date of this Agreement and as owned and operated in the ordinary course during the eighteen-month period immediately prior to the date of this Agreement.

    Personal Property.

      Disclosure Schedule 3.20(a) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by Seller having an original cost of $5,000 or more and used in or relating to the Business, other than the Excluded Assets.

      Disclosure Schedule 3.20(b) contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, except for any such lease, agreement or right that is terminable by Seller without penalty or payment on notice of 30 days or less, or which involves the payment by Seller of rentals of less than $2,500 per year.

  REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to Seller as follows:

    Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The copies of Buyer's Charter and By-Laws previously delivered to Seller are true, complete and correct.

    Authority; No Violation. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Purchase Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchase Documents to which Buyer is a party by Buyer have been duly and validly authorized and approved by all necessary corporate action. This Agreement and each other Purchase Document to which Buyer is a party constitutes the legal, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the other Purchase Documents to which Buyer is a party by Buyer will not (a) violate the provisions of any applicable federal, state, local or foreign laws, (b) violate any provisions of Buyer's Charter or By-Laws or (c) violate any provision of, or result (with or without the giving of notice or lapse of time or both) in a default or acceleration of any obligation of Buyer under any Lien, agreement, instrument, indenture, order, arbitration award, judgment, or decree to which Buyer is a party or by which it is bound, or to which any property of Buyer is subject.

    Consents. Except for the expiration of any applicable waiting period under the HSR Act, no consent, approval or authorization by any Person is required of Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

    Brokers. Neither Buyer nor anyone acting on its behalf has engaged, retained or incurred any obligation or liability (contingent or otherwise) to any broker, investment banker, finder or similar agent or has agreed to pay any brokerage fees, commissions, finder's fees or other similar fees with respect to the sale of the BP Assets, this Agreement or the transactions contemplated hereby, except that Buyer has informed Seller that it has engaged Morgan Stanley & Co. Incorporated to act as a financial advisor to Buyer in connection with the transactions contemplated hereby.

    Financing. As of the Closing Date, Buyer will have sufficient cash available to enable it to pay the Purchase Price and Buyer's expenses in connection with the transactions contemplated hereby.

  COVENANTS

    Approvals; Cooperation.

      Each of the parties will, and will cause its Affiliates to use, Reasonable Efforts, in good faith, to take or cause to be taken or do, or cause to be done, all things necessary, proper and advisable to satisfy all conditions to the obligations of the parties under this Agreement over which it has control or influence and to cause the transactions contemplated hereby to be consummated on or prior to the Closing Date in accordance with the terms hereof, including, without limitation, by using Reasonable Efforts to: (i) obtain any required consents, approvals or authorizations of any governmental entity or any third party, (ii) effect all necessary registrations and filings and submissions of information required or requested by any governmental entity with respect to the transactions contemplated hereby, and (iii) where requested by Buyer, seek to obtain estoppel certificates from landlords; provided that Seller shall not make any agreement or understanding affecting the BP Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. Each of the parties will, and will cause its Affiliates to, cooperate fully with each other party and their respective officers, directors, employees, agents, counsel and other designees in connection with using such efforts, satisfying such conditions and causing the Closing to occur in accordance with the terms hereof.

      In furtherance and not in limitation of Section 5.1(a), each of Buyer and Seller hereby represents and warrants that on May 27, 2005, it made and as required by applicable Laws, caused its Affiliates to make, such filings as required by the HSR Act with respect to the transactions contemplated by this Agreement, and Buyer and/or Seller, as required by applicable Laws, will and will cause their respective Affiliates to, promptly make such filings, if any, as required by any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement. Seller and Buyer will promptly inform the other party of any material communication received by such party from any governmental entity in respect of any such filing or submission. Each of the parties will, and will cause its Affiliates to (i) use its respective Reasonable Efforts to comply as expeditiously as possible with all requests of any governmental entity for additional information or documents, including, without limitation, information or documents requested under the HSR Act or any other Antitrust Law and (ii) not (A) extend any waiting period under the HSR Act or any other Antitrust Law or (B) enter into any agreements with any governmental entity that would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other party which shall not be unreasonably withheld and (iii) cooperate with the other parties and use Reasonable Efforts to resist any action, including legislative, administrative or judicial action that would restrict, prevent or prohibit the consummation of the transactions contemplated in this Agreement. Buyer shall pay all filing fees in connection with the filings required by the HSR Act.

    Conduct and Preservation of Business. Except as contemplated by this Agreement, or as described on Disclosure Schedule 5.2, during the period from the date of this Agreement to the Closing Date, Seller shall (i) conduct the Business in the usual manner and not enter into any transactions outside the ordinary course of business (it being understood that Seller may dispose of the Excluded Assets and take all necessary actions in connection therewith); (ii) maintain its Inventory supplies at levels consistent with past practices (which shall mean, with respect to paper, supplies approximately sufficient for one (1) month); (iii) not cause or permit to occur any of the events or occurrences described in Section 3.4 and (iv) exercise all Reasonable Efforts to maintain (x) the goodwill and going concern value of the Business and (y) the Business's relationship with its customers, vendors and employees. Without limiting the generality of the foregoing, Seller shall not delay or accelerate the collection of accounts receivable, delay or accelerate its payments of accounts payable or otherwise change its handling of working capital items (including any of the changes contemplated by Section 3.1(j), (k), (l), (m), (n) or (o)).

    Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. During the period from the date hereof through the Closing Date, Seller will notify Buyer of (i) any Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed in Disclosure Schedule 3.11 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (iv) any material default under any Assumed Contract (it being understood that any such determination shall be made without regard to any applicable notice or lapse of time provisions) and (v) any material change in accounts payable, accounts receivable or other working capital items of Seller.

    Access. From the date hereof through the Closing Date, Seller shall afford to Buyer and its authorized representatives reasonable access during normal business hours to all properties, books, records, contracts, documents, personnel and accountants of Seller and an opportunity to make such investigations as Buyer and such representatives shall reasonably desire to make of Seller. Such investigations shall be coordinated with Seller and conducted so as to minimize any disruption of the operations of Seller. During such time period, Seller shall also assist and cooperate with Buyer in contacting Seller's customers and suppliers and facilitating discussions between Buyer and such customers and suppliers; provided that Buyer must coordinate any contact between Buyer and Seller's customers and suppliers with Seller (it being acknowledged and understood that Buyer has or may have independent relationships with certain of Seller's customers and suppliers in connection with the operation of Buyer's business and that the foregoing limitations and requirements shall be inapplicable to any contact, communication or meetings that Buyer may have with any such customer or supplier to the extent it relates to Buyer's business, and it further being acknowledged and understood that this provision does not constitute a waiver of Buyer's obligations under the Confidentiality Agreement).

    Supplemental Schedules. Seller may (but will not be required to), from time to time on or prior to the Closing, by notice in accordance with this Agreement, supplement or amend any Disclosure Schedule, including, without limitation, one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Disclosure Schedule will be effective to cure and correct any breach of any representation, warranty or covenant which would have existed by reason of Seller not having made such supplement or amendment. Notwithstanding the foregoing, no supplement or amendment to the Disclosure Schedules provided in connection with the execution and delivery of the Letter Agreement dated June 8, 2005 between Buyer and Seller with regard to the purchase and sale of the Business shall affect the determination of whether any of the conditions set forth in Section 6.1 have been satisfied.

    Public Announcements. The parties hereto shall agree in advance to any press release or public statement with respect to this Agreement and the transactions contemplated hereby and neither party shall issue any such press release or make any such public statement without the agreement of the other party except to the extent it reasonably believes that such release or statement is required by applicable law. In the event that either party is required by law to issue a press release or make a public statement, it will notify the other party of the contents in advance.

    Monthly Reporting Books. As soon as reasonably available after the end of each month prior to the Closing Date, Seller shall deliver to Buyer the monthly reporting books with respect to the Business Publications as are prepared by it in the ordinary course of business.

    Employees and Employee Benefits.

      Continuing Employment. Buyer will offer employment effective as of Closing to all Dedicated Employees that will be listed on Disclosure Schedule 5.7(a) at the base salaries and wages listed on such schedule and may make offers to other Dedicated Employees determined by Buyer in its sole discretion. Disclosure Schedule 5.7(a) will be provided by Buyer two Business Days prior to the Closing Date. The employment of those employees who accept employment with Buyer ("Acquired Employees") shall transfer to Buyer effective as of the Closing Date. Commencing on the Closing Date, Acquired Employees shall be eligible for those plans of Buyer in effect for similarly situated existing employees of Buyer (other than severance, which shall be provided as set forth in Section 5.7(b), and vacation, which shall be provided as set forth in Section 5.7(h)). Buyer shall, as to all Acquired Employees (i) cause its insurance carriers and benefit plan administrators or trustees to recognize service with the Seller prior to the Closing Date for purposes of eligibility to enroll in Buyer's welfare plans (e.g., its life, medical, dental, accident, disability and similar benefit plans) to the extent such service was recognized by the comparable plans of Seller, and (ii) recognize service with the Seller prior to the Closing Date for purposes of eligibility to participate and vesting under Buyer's 401(k) plan. Notwithstanding anything set forth below or herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee for any definite period following the Closing Date, and (ii) nothing in this Agreement shall preclude Buyer from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time. For a period of one (1) year following Closing, Seller may not, nor will its agents, directly or indirectly solicit or recruit any Acquired Employees without Buyer's written consent. Seller will also use its Reasonable Efforts to encourage Dedicated Employees to continue employment until Closing.

      Buyer's Severance Pay Plan. In the event that the publication of the Business Publication "Inc." is shut down (shut down to include a scenario where "Inc." is no longer published and the subscription liability is transferred to another publication) within six months following the Closing Date, Buyer shall provide the following severance benefits to any Acquired Employee whose employment is terminated by Buyer during the period commencing on the date following the Closing Date and ending on December 31, 2005 and who would otherwise have been entitled to receive severance under the terms of the Seller's Severance Pay Plan upon such termination (determined by using Buyer as the "Company" under the terms of such Plan): (i) severance benefits payable pursuant to a severance plan of Buyer which mirrors the Seller's Severance Pay Plan, (ii) sixty days' base pay during the WARN Notice Period, during which such employee shall have no work responsibilities, (iii) the pro-rata bonus payable to such employee in accordance with Seller's past practices to the extent accrued in the Seller's financial statements as of the Closing Date, (iv) continued participation in Seller's or Buyer's welfare plans, (as applicable), (during the sixty-day WARN Notice Period (to the extent such employee was eligible to participate in such plans immediately prior to the commencement of such sixty-day period) and, (v) outplacement benefits; provided, however, that Seller shall reimburse Buyer the entire amount payable pursuant to clauses (ii), (iv) and (v) above. In the event that the publication of the Business Publication "Inc." continues for a period of at least six months following the Closing Date or is sold on a going-concern basis, Buyer shall provide the following severance benefits to any Acquired Employee whose employment is terminated by Buyer during the period commencing on the date following the Closing Date and ending on December 31, 2005 and who would otherwise have been entitled to receive severance under the terms of the Seller's Severance Pay Plan upon such termination (determined by using Buyer as the "Company" under the terms of such Plan): (i) severance benefits payable pursuant to a severance plan of Buyer which mirrors the Seller's Severance Pay Plan, (ii) sixty days' base pay during the WARN Notice Period, during which such employee shall have no work responsibilities, (iii) the pro-rata bonus payable to such employee in accordance with Seller's past practices to the extent accrued in the Seller's financial statements as of the Closing Date, (iv) continued participation in Seller's or Buyer's welfare plans, (as applicable), (during the sixty-day WARN Notice Period (to the extent such employee was eligible to participate in such plans immediately prior to the commencement of such sixty-day period) and, (v) outplacement benefits; provided, however, that Seller shall reimburse Buyer for 50% of the total amount payable under clause (ii) above and for the entire amount payable pursuant to clauses (iv) through (v) above. Buyer shall credit such Acquired Employees with service with Seller credited under Seller's Severance Pay Plan on the Closing Date. None of the severance and other benefits described in this paragraph shall be taken into account for any purpose under the Buyer's 401(k) plan.

      WARN. Since Buyer shall offer employment to the Acquired Employees as of Closing, it is contemplated that neither Buyer nor Seller will be obligated to comply with Workers Adjustment and Retraining Notification Act ("WARN") with respect to employment losses occasioned by this transaction. Buyer agrees that if Buyer either fails to offer employment to all Dedicated Employees or terminates or lays-off any Acquired Employee such that WARN liability is triggered, Buyer will: (i) comply fully with WARN; (ii) assume the obligation to have served in a timely manner all notices required by WARN which would have been given as a result of the fact that any Dedicated Employee did not become an Acquired Employee; and (iii) assume the obligation to have served in a timely manner all notices required to be given to any Acquired Employee by reason of termination by Buyer.

      Welfare Plans.

        Seller maintains, or is a participating employer in, certain Welfare Plans listed on Disclosure Schedule 3.9(a) ("Seller's Welfare Plans"). Buyer shall not assume the Welfare Plans. Effective as of Closing, Seller shall retain responsibility for, by insurance or otherwise, provision of (i) all life insurance, accidental death and dismemberment ("AD&D"), short term disability and supplemental unemployment expenses and benefits for each Acquired Employee in accordance with the terms of Seller's Welfare Plans with respect to claims incurred by each such Acquired Employee and/or his or her covered dependents on or before the Closing Date, (ii) the long-term disability benefits of any employee who does not become an Acquired Employee and (iii) all hospital, medical, dental and other health benefit expenses incurred on or before the Closing Date for each Acquired Employee and/or his covered dependents, all in accordance with the terms of Seller's Welfare Plans. For purposes of this Section, a claim is deemed incurred for life insurance or AD&D purposes when the death or dismemberment of the employee occurred and for purposes of short-term or long-term disability purposes upon the occurrence of the accident or disabling event. Expenses are deemed incurred with respect to hospital, medical, dental or other welfare benefit expenses when the services or products generating such expenses are performed or provided to the employee. As soon as administratively practicable after receipt of the necessary data from Seller, Buyer shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans for the plan year that includes the Closing Date any amounts paid by each such Acquired Employee under Seller's Welfare Plans during the plan year of Buyer's welfare plans in which the Closing Date occurs; Seller, or its designee, shall provide such information within 60 days following the Closing Date from its applicable providers and vendors in the electronic format as dictated by Buyer's vendor.

        Effective as soon as administratively practicable after Buyer receives the necessary data from Seller, or its designee, Buyer shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan ("Buyer's Cafeteria Plan") for each Acquired Employee who, on or prior to the Closing Date, is a participant in a flexible spending account for medical and dependent care expenses under a plan of Seller or any of its Affiliates ("Seller's Cafeteria Plan"). Subject to Buyer being provided all information reasonably necessary to permit the administrator of Buyer's Cafeteria Plan to accommodate the inclusion of the Acquired Employees in Buyer's Cafeteria Plan on the basis described herein, Buyer shall credit or debit, as applicable, effective as soon as administratively practicable after Buyer receives the necessary data, the applicable account of each Acquired Employee under Buyer's Cafeteria Plan with an amount equal to the balance of each such Acquired Employee's account under Seller's Cafeteria Plan as of immediately prior to the Closing Date. As soon as practicable after the Closing Date, Seller shall pay to Buyer the net aggregate amount of the account balances credited under Buyer's Cafeteria Plan with respect to the Acquired Employees, if such amount is positive, and Buyer shall pay to Seller the net aggregate amount of the account balances credited under Buyer's Cafeteria Plan with respect to the Acquired Employees, if such amount is negative. Seller shall provide all information required by Buyer to establish such accounts from Seller's Cafeteria Plan vendor within 60 days following the Closing Date in the electronic format as dictated by Buyer's Cafeteria Plan vendor.

      COBRA Obligations. Seller shall give required notices under COBRA to all Dedicated Employees (and their eligible dependents), and Buyer shall not assume any COBRA obligations under Seller's medical, dental, cafeteria, or life insurance plans. Seller shall be responsible for providing continuation coverage to employees (and their covered dependents) who do not become Acquired Employees and to Acquired Employees (and their covered dependents) under each of its applicable health plans with respect to all qualifying events under COBRA and comparable state law which occur on or before the Closing Date.

      Pension Plan. Seller maintains a certain Pension Plan as listed on Disclosure Schedule 3.9(a). Buyer shall not assume the Pension Plan. As required by law, the Pension Plan shall fully vest all Acquired Employees' accounts and shall permit each Acquired Employee to elect a distribution or eligible rollover.

      Unemployment and Workers Compensation. Seller shall remain responsible for all obligations of Seller under unemployment compensation laws for all of its current and former employees, including, but not limited to, Acquired Employees relating to periods of employment with Seller. With respect to each Acquired Employee, Seller shall retain the obligation and liability for any workers' compensation or similar workers' protection claims, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to or on the Closing Date or which straddles the Closing Date (other than any recurrence of any injury which relates back to an injury incurred while employed by a prior employer other than Seller or any of its Affiliates, which shall remain the responsibility of such prior employer).

      Vacation. Effective as of the Closing Date, the unused vacation days of the Acquired Employees which are listed in Disclosure Schedule 5.7(h) hereto (which shall be updated effective as of the Closing Date) shall be transferred to and assumed by Buyer. Buyer shall recognize and provide all such vacation under the vacation pay policy of Seller in effect as of Closing and shall continue a comparable policy through December 31, 2005 with respect to the Acquired Employees. Buyer shall give Acquired Employees credit for service with Seller in applying Buyer's vacation policy after 2005 to the Acquired Employees.

      Personnel Records. Complete copies of the personnel records of Acquired Employees shall be transferred to Buyer on the Closing Date, but only to the extent permitted, not otherwise prohibited or as limited by relevant law.

      Successor Employer for Payroll Tax Purposes. Seller agrees to be relieved from furnishing a Form W-2 for 2005 to any Acquired Employees who are employed by the Buyer immediately after the Closing. Buyer will be responsible for the issuance of Forms W-2 to all Acquired Employees for 2005 and will report wages and taxes withheld, by both the Seller and the Buyer. Buyer will be responsible for all reporting of such compensation data to the pertinent federal and state taxing authorities. Seller will remain responsible for the Form W-2 reporting obligations for those employees of Seller who are not employed by the Buyer on the day after Closing. Seller will provide Buyer within 15 days of the Closing Date all necessary payroll information allowing Buyer to comply with the "Alternative Procedure for Predecessors and Successors" requirements of Revenue Procedure 2004-53 or its successor. Buyer and Seller shall cooperate to take all actions reasonably necessary to comply with the provisions of Revenue Procedure 2004-53 (or its successor) such that Buyer is a successor employer for purposes of reporting of wages, withholding and Federal employment taxes with respect to the Acquired Employees.

      Transition Services. At Buyer's option, Seller shall provide transition services to Buyer with respect to payroll and welfare benefits for a period of up to 60 days following the Closing Date upon such terms and conditions as are mutually agreed to by Buyer and Seller. Seller hereby represents that any continued participation by Acquired Employees in any of Seller's Welfare Plans following the Closing Date shall not cause such plans to become "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA nor subject Buyer to any potential liability relating to such arrangements. At Buyer's option, Seller shall make personnel available to assist in the preparation of the financial statements described in Section 5.14 upon such terms and conditions as are mutually agreed to by Buyer and Seller. Buyer will reimburse Seller for the foregoing transition services on the basis of Seller's reasonable estimate of the fully allocated cost of providing such services. Buyer will indemnify and hold harmless Seller for all Losses and Expenses relating to the provision of such services except to the extent resulting from the bad faith, willful misconduct or gross negligence of Seller or its employees in providing such services.

    Taxes.

      Seller shall be liable for and pay, and pursuant to Article IX shall indemnify Buyer against, all Taxes applicable to the Business, the BP Assets, the Acquired Employees (not including individual income or other individual Taxes, other than withholding Taxes) and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Buyer shall be liable for and pay, and pursuant to Article IX shall indemnify Seller from and against, all Taxes applicable to the Business, the BP Assets, the Acquired Employees (not including individual income or other individual Taxes, other than withholding Taxes) and the Assumed Liabilities, that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify Seller from and against, any Taxes for which Seller is liable under this Agreement; including, without limitation, pursuant to the preceding sentence or Section 3.8. For purposes of this Section 5.8, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

      Notwithstanding Section 5.8(a), all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement (other than income taxes of Seller) shall be paid by Buyer. Seller will not pay any Transfer Taxes before consulting with Buyer and then will not pay such Transfer Taxes if Buyer reasonably objects. Each of Seller and Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes. Seller will also cooperate with reasonable requests of Buyer to seek any lawful refund or reduction of Transfer Taxes, it being understood that any such refunds and the reasonable out-of-pocket expenses incurred in taking actions requested by Buyer to seek such refunds shall be for the account of Buyer.

      Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.8. Not later than 30 days prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

      After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business, the Acquired Employees or the BP Assets; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business, the Acquired Employees or the BP Assets; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business, the Acquired Employees or the BP Assets for taxable periods for which the other may have a liability under this Section 5.8; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

      Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 5.8 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations plus 60 days.

    Consents. If any consent to the assignment of any contracts referred to on Disclosure Schedule 3.7(a) or any Necessary Permits shall not have been obtained at or prior to the Closing, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits thereunder.

    Liens. Seller shall obtain releases of all Liens (other than Permitted Liens and those listed on Disclosure Schedule 5.10) on the BP Assets.

    Bulk Sales Laws. Buyer hereby waives compliance by Seller with any applicable bulk sales laws in connection with the transactions contemplated hereby, and Seller hereby indemnifies and holds harmless Buyer from and against any liability for such failure to comply.

    Access.

      For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to the Excluded Assets and/or the Excluded Liabilities and affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.12. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

      For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 5.12. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

    Financial Statements. As soon as reasonably practicable (if requested by Buyer), but in no event more than 30 days after the Closing Date, Seller shall provide Buyer with financial statements of the BP Assets in accordance with the United States Securities and Exchange Commission's (the "SEC") Form 8-K filing requirements applicable to the Buyer. Such financial statements shall be prepared in accordance GAAP and shall be for the Seller's fiscal year ended December 31, 2004 (the "Audited Financials") and most recent quarterly interim periods ended on or before the Closing Date (the "Interim Financials"). The Audited Financials shall consist of a complete set of financial statements including statements of financial position, operations, cash flows and changes in equity and related footnotes together with an audit report of PricewaterhouseCoopers LLP ("PWC"). The Interim Financials shall be presented on a comparative basis and may be condensed in accordance with the rules of the SEC. The cost of the preparation of such audit shall be borne by Buyer. Seller will permit Buyer to work and consult directly with PWC (and Seller will facilitate such activities, as reasonably requested by Buyer) without Seller's involvement, except as reasonably requested by Buyer.

    Insurance. With respect to events or circumstances relating to the BP Assets, Assumed Liabilities and the Acquired Employees that occurred or existed prior to the Closing Date that are covered by the Seller and its Affiliates' insurance policies and any workers' compensation insurance policies Buyer may make claims under such policies and programs. Seller will take all actions that are reasonably requested by Buyer in connection with making claims under such policies and programs; provided that Buyer shall reimburse Seller for any reasonable out-of-pockets costs incurred in connection providing such assistance. With respect to any open claims against Seller's insurance policies relating to the BP Assets, Assumed Liabilities and the Acquired Employees prior to the Closing Date, Seller shall to remit any net proceeds it realizes from such claims to Buyer.

    Certain Trademark Matters. Seller shall cause all Trademarks and related rights that include the name of any Business Publication or are otherwise associated with the Business Publications, and that are held by any Affiliate of Seller or by Gruner + Jahr AG & Co. KG ("G+J AG") or any of G+J AG's Affiliates to be transferred to Buyer on the Closing Date, the completion of each such assignment being only subject to any required recordation of the assignment thereof by the applicable trademark office.

  CLOSING CONDITIONS

    Conditions to Obligations of Buyer. The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

      Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending or be threatened by a governmental agency or a material third party before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement.

      HSR Act. Any applicable waiting period under the HSR Act, including any extension, shall have expired or shall have been earlier terminated.

      Lien Releases. Seller shall have obtained Form UCC-3 termination statements or other appropriate releases in form and substance acceptable to Buyer (the "Lien Releases") with respect to each Lien relating to the BP Assets that is not a Permitted Lien.

      Deliveries. Seller shall have delivered such documents, instruments and other deliveries required pursuant to Section 7.1 on or prior to the Closing Date.

      No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date except for (x) representations and warranties made as of a specified date, which shall be true and correct as of the specified date or (y) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer, and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by the Managing Partner of Seller.

      Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to the Assumed Contracts which are specified in Disclosure Schedule 6.1(f).

      Closing of Sale of Excluded Assets. Buyer and Seller shall have previously consummated, or shall be concurrently with the Closing consummating, the sale of the Excluded Assets in accordance with and pursuant to the terms of the Asset Purchase Agreement, dated as of June 8, 2005, by and between Buyer and Seller (the "Consumer Publications APA").

    Conditions to Obligations of Seller. The obligations of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

      Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending or be threatened by a governmental agency or a material third party before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement.

      HSR Act. Any applicable waiting period under the HSR Act, including any extension, shall have expired or shall have been earlier terminated.

      Deliveries. Buyer shall have delivered such documents, instruments and other deliveries required pursuant to Section 7.2 on or prior to the Closing Date.

      No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

      Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all governmental bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Laws.

      FIRPTA Certificate. Seller shall have provided to Buyer a properly executed certificate of non-foreign status in accordance with Code Section 1445 in a form reasonably satisfactory to Buyer.

  CLOSING DELIVERIES

    Closing Deliveries of Seller. At the Closing, Seller shall deliver, or shall cause to have delivered, to Buyer the following documents, all in form and content reasonably satisfactory to Buyer:

      Corporate Documents. A certificate executed by the Managing Partner of Seller certifying (x) the incumbency and genuineness of signature of the individuals executing this Agreement or any other Purchase Document on behalf of Seller, (y) partnership authorization authorizing the entry by Seller into this Agreement and the transactions contemplated hereby and (z) the organizational documents of Seller; and

      Transfer of BP Assets. All documents, certificates and agreements necessary (or otherwise reasonably requested by Buyer) to transfer to Buyer good and marketable title to the BP Assets, free and clear of any and all Liens thereon, other than Permitted Liens.

    Closing Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller the following funds and the following documents, in form and content reasonably satisfactory to Seller:

      Funds. By wire transfer in immediately available funds to an account designated by Buyer, Fifteen Million United States Dollars (US$ 15,000,000).

      Corporate Documents.

        A duly executed Officer's Certificate certifying (x) the incumbency and genuineness of signatures of all officers of Buyer executing this Agreement or any other Purchase Document, (y) the corporate resolutions authorizing the entry by Buyer into this Agreement and the transactions contemplated hereby and (z) the Charter and By-Laws of Buyer; and

        A certificate of corporate good standing or legal existence of Buyer as of a recent date.

      Assumption of Liabilities. Instruments of assumption and such other documents as Seller may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities.

  TERMINATION

    Termination of Agreement. This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time on or prior to the Closing Date:

      Mutual Consent. By mutual written consent of Buyer and Seller.

      Outside Closing Date. By either Seller or Buyer upon notice to the other if the Closing shall not have occurred on or before December 31, 2005.

      Termination by Seller. By Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within 15 days after receipt of notice from Seller requesting such breach to be cured. Seller may also terminate this Agreement in accordance with Section 1.5 hereof.

      Termination by Buyer. By Buyer in the event of any material breach by Seller of any of Seller's agreements, representations or warranties contained herein and the failure of Seller to cure such breach within 15 days after receipt of notice from Buyer requesting such breach to be cured.

      Automatic Termination. This Agreement and the transactions contemplated hereby shall automatically terminate (without any action or notice by either party) upon any termination of the Consumer Publications APA.

    Effect of Termination and Right to Proceed. If this Agreement is terminated pursuant to Section 8.1, then except as provided below, all further obligations of Buyer and Seller shall terminate without further liability of Buyer or any Affiliate thereof to Seller or of Seller or any Affiliate thereof to Buyer, other than with respect to the obligations set forth in Sections 5.5 and 11.1 and except as to liability for any intentional or fraudulent misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising to the date of termination. In addition, anything in this Agreement to the contrary notwithstanding, if any of conditions to the obligation of Buyer specified in Section 6.1 hereof have not been satisfied, Buyer, in addition to any other rights which it may have, shall have the right to waive its rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby and, if any of the conditions to the obligations of Seller specified in Section 6.2 hereof have not been satisfied, Seller, in addition to any other rights which may be available to it, shall have the right to waive its rights to have such conditions satisfied and elect to proceed with the transactions contemplated hereby.

  INDEMNIFICATION AND CERTAIN LIMITATIONS

    Indemnification by Seller.

      Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

        any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto or in any other Purchase Document;

        any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement or in any other Purchase Document; or

(3) the failure of Seller to pay, perform or discharge any Excluded Liability.

provided, however, that:

(i) Seller shall not be required to indemnify and hold harmless under clause (1) of this Section 9.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 3.2, 3.5(a), 3.8 and 3.13 or as specified in Section 2.2, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $150,000 and once the foregoing amount is exceeded, Seller shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

(ii) in no event shall the aggregate amount required to be paid by Seller pursuant to clause (1) of this Section 9.1(a) (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 3.2, 3.5(a), 3.8 and 3.13 or as specified in Section 2.2, as to which there shall be no limitation) exceed $3,500,000; and

(iii) Seller shall not be required to indemnify and hold harmless Buyer Group Members under this Section 9.1 to the extent the matter giving rise to a claim (A) results in a payment or was expressly determined not to result in a payment pursuant to Section 2.2, or (B) also gives rise to an adjustment for rate base shortfalls under Section 2.3 hereof.

      The indemnification provided for in clause (1) of Section 9.1(a) shall terminate on December 31, 2006 (and no claims shall be made by any Buyer Group Member under clause (1) of Section 9.1(a) thereafter), except that the indemnification by Seller shall continue as to:

        the representations and warranties set forth in Sections 3.3(a), as to which the indemnification provided for in this Section 9.1 shall terminate on September 30, 2006;

(2) the representations and warranties set forth in Sections 3.2, 3.5(a) and 3.13, as to which no time limitation shall apply;

(3) the representations and warranties set forth in Section 3.8, as to which the indemnification provided for in this Section 9.1 shall terminate 60 days following the expiration of the applicable statute of limitations; and

(4) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article IX, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article IX.

    Indemnification by Buyer.

      Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

        any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto or in any other Purchase Document;

        any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement or in any other Purchase Document; or

        the failure of Buyer to pay, perform or discharge any Assumed Liability.

      The indemnification provided for in clause (1) of Section 9.2(a) shall terminate on December 31, 2006 (and no claims shall be made by Seller under clause (1) of Section 9.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

        the representations and warranties set forth in Sections 4.2 and 4.4, as to which no time limitation shall apply; and

        any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article IX, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article IX.

    Notice of Claims.

      Any Buyer Group Member or Seller Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a "Third Person Claim") shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

      After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final decision of the arbitrators pursuant to Section 11.11 or, to the extent permitted by Section 11.11, a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

    Third Person Claims.

      Subject to Section 9.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

        the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof;

        with respect to Third Person Claims, the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim for an amount of up to and including $500,000, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party; and

        the Indemnified Party shall not, without the written consent of the Indemnitor, pay, compromise or settle any Third Person Claim for an amount in excess of $500,000.

      Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder, unless under clause (2) of this Section 9.4(a)(2) such consent is unreasonably withheld.

      If any Third Person Claim against any Indemnified Party is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the Business or the BP Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

    Adjustment to Purchase Price. Any payment by Buyer or Seller under this Article IX shall be made on an After-Tax Basis, and to the extent such payment can be properly so characterized under applicable Tax law, shall be treated by the parties as an adjustment to the Purchase Price.

    Insurance Proceeds. In any case where an Indemnified Party recovers insurance proceeds in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the Expenses incurred by it in procuring such recovery and after taking into any Taxes paid by the Indemnified Party in respect of the amount so recovered), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

    Effect of Representations and Warranties; Waiver. Buyer acknowledges that it has solely relied on the representations and warranties contained in this Agreement, including the Disclosure Schedule, in entering into this Agreement and carrying out the transactions contemplated hereby, and that, except as set forth in this Agreement, Seller has made no other representations and warranties, either express or implied, with respect to the Business or the BP Assets. Buyer expressly disclaims reliance upon any other information, whether written or oral, documents or materials previously furnished to it by Seller or its Affiliates, or any of their officers, directors, employees, agents or advisors (the "Seller Parties"). Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable Laws, any Claim it may have against any Seller Group Member relating to the subject matter of this Agreement arising under or based upon any Laws or otherwise, except to the extent that Buyer is alleging fraud on the part of Seller. Buyer further acknowledges and agrees that Buyer shall have no Claim or right to indemnification with respect to any information, documents or materials furnished by any Seller Group Member other than this Agreement (including the Disclosure Schedules) and the other Purchase Documents. The parties' respective rights, obligations and remedies with respect to this Agreement and the events giving rise thereto will be solely and exclusively as set forth in the Purchase Documents. Except for remedies that cannot be waived as a matter of law and injunctive, provisional and other equitable relief (including specific performance), this Article IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

    No Express or Implied Warranties or Representations. EXCEPT AS SET FORTH IN ARTICLE III, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING RELATING TO THE MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, THE NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS INCLUDED THEREIN, WITH RESPECT TO THE BUSINESS OR ANY OF THE BP ASSETS, OR AS TO THEIR CONDITION, WHETHER LATENT OR PATENT. EXCEPT AS SET FORTH IN ARTICLE III, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING BUYER'S ABILITY TO CONTINUE THE BUSINESS OF SELLER IN CONNECTION WITH THE BUSINESS PUBLICATIONS OR THE BP ASSETS OR THE CONTINUATION OF ANY CUSTOMER RELATIONSHIPS.

    Knowledge of Breach. Neither Buyer nor Seller shall have liability under this Agreement for any inaccuracy in or breach of any representation or warranty contained in this Agreement if, and to the extent, the other party had, as of the date of this Agreement or as of the Closing Date, knowledge (as defined in Section 11.9) of such inaccuracy or breach and the nature and extent thereof.

  ADDITIONAL AGREEMENTS

    Further Assurances. Seller, from time to time after the Closing, at Buyer's request, shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest title more effectively in Buyer, or to put Buyer more fully in possession of, any of the BP Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. All of the parties hereto shall cooperate with one other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

    Names and Logos. Seller hereby agrees that, following the Closing, it will not use, or permit the use by any of its Affiliates of the Trademarks of any of the Business Publications, or any derivation or abbreviation thereof, on or in connection with any other publication, asset or activity of Seller or its Affiliates in the United States of America.

    Confidentiality; Subscriber and Subscriber Lists. Seller acknowledges and agrees that it will maintain the confidentiality of all information included in the BP Assets (unless such information is otherwise publicly available) and will not use any such information except as such use may be necessary to comply with its obligations under this Agreement. Without limiting the generality of the foregoing, Seller hereby agrees that it will not make, cause or permit to be made, acquire, retain or use any copy of the Subscriber Lists, and will not utilize any information pertaining to subscribers of any of the Business Publications appearing on such list, at any time after the Closing Date.

    Fulfillment of Current Subscriptions. Buyer agrees to discharge all of Seller's obligations and liabilities for the fulfillment of current subscriptions to the Business Publications, in accordance with Section 1.3(b). Buyer hereby acknowledges that Seller has informed Buyer that the deferred subscription liability with respect to the fulfillment of subscriptions for "Fast Company" amounts to approximately $19,000,000 (gross) and for "Inc." to approximately $9,000,000 (gross) as of June 8, 2005. [to be updated as of signing date]

    Buyer to Act as Agent for Seller. This Agreement shall not constitute an agreement to assign any contract right included among the BP Assets if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way adversely affect the rights of Seller thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would adversely affect Seller's rights thereunder so that Buyer would not in fact receive all such rights, then Buyer shall act as the agent for Seller in order to obtain for Buyer the benefits thereunder. Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consents or approvals had been obtained. Nothing herein shall be deemed to make Buyer the agent of Seller in respect of the Excluded Assets or Excluded Liabilities.

    Delivery of Communications Received by Seller or Buyer after Closing; Delivery of Misdirected Payment.

      Seller agrees to deliver or forward to Buyer, promptly after the receipt thereof, any communication with respect to which Seller is not the intended recipient and which Seller receives after the Closing Date in respect of any assets transferred or intended to be transferred to Buyer as part of the BP Assets under this Agreement. Buyer agrees that it will transfer or deliver to Seller, promptly after receipt thereof, any communication with respect to which Buyer is not the intended recipient and which Buyer receives after the Closing Date in respect of any assets not transferred or intended to be transferred to Buyer as part of the BP Assets under this Agreement.

      Buyer and Seller acknowledge that they may receive payments from time to time intended for the other party after the Closing Date (a "Misdirected Payment"). For example, Seller may receive a payment on a receivable that is included in the BP Assets or Buyer may receive a check deposit that is included in the Excluded Assets. Each party agrees to promptly deliver to the other party any such Misdirected Payment.

  MISCELLANEOUS

    Fees and Expenses. Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

    Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by facsimile (receipt confirmed) to:

    if to Buyer:

    Meredith Corporation
    1716 Locust Street
    Des Moines, Iowa 50309
    Attention: Stephen M. Lacy, President and
    Chief Operating Officer
    Fax: 515- 284-3548

    with a copy to:

    Meredith Corporation
    1716 Locust Street
    Des Moines, Iowa 50309
    Attention: John S. Zieser, Vice President-Corporate Development,
    General Counsel and Secretary
    Fax: 515-284-3933

    if to Seller:

    Gruner + Jahr Printing and Publishing Co.
    c/o Gruner + Jahr AG & Co. KG
    Am Baumwall 11
    20459 Hamburg
    Germany
    Attention: Dr. Bernd Kundrun
    Fax: 011-49-40-3703-5746

    with a copy to:

    Gruner + Jahr AG & Co KG
    Legal Department
    Am Baumwall 11
    Hamburg, Germany 20459
    Attention: Tilmann Kruse, General Counsel
    Fax: 011-49-40-37-01-17-31-80

    All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent five (5) days following the date on which mailed, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

    Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to that benefit of the successors and assigns of such party, whether or not so expressed, except that no party may assign or transfer any of its rights or obligations under this Agreement prior to the Closing Date without the consent in writing of the other party, it being understood that any party transferring any obligation hereunder shall remain liable for any failure to perform of the transferee, provided, however, that following the Closing, Buyer may assign and transfer all of its rights and obligations to a purchaser of all or substantially all of the BP Assets and upon the assignment and assumption by such purchaser of all such rights and obligations, Buyer shall have no further liability or obligation under this Agreement or for any failure to perform of such purchaser.

    Descriptive Headings. The headings of the sections, paragraphs, Schedules and Exhibits of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, (including any past, current or future employee) other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or any other Purchase Document.

    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

    Knowledge. For purposes of this Agreement, the phrase "Seller's knowledge," "Buyer's knowledge" or other phrases of similar import or other limitation on Seller's or Buyer's state of mind shall, respectively, mean and be limited to the knowledge, after due inquiry, of the individuals attributable to Seller listed on Disclosure Schedule 11.9(a) hereto or of the individuals attributable to Buyer listed on Disclosure Schedule 11.9(b) hereto.

    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof. To the extent any matter may be brought before a court or other judicial body pursuant to Section 11.11, each party irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in New York County, New York.

    Arbitration. Each of the parties hereto agrees that any dispute or controversy arising out of or in connection with this Agreement (except as otherwise provided in Section 2.2) or any alleged breach hereof shall be exclusively settled by arbitration in New York, New York, pursuant to the Commercial Arbitration Rules of the AAA. One arbitrator shall be chosen by each of Buyer and Seller (or, if such party fails to make a choice, by the AAA on behalf of such party) and the two arbitrators so chosen will select a third (or, if they fail to make a choice, by the AAA). The decision of any two of the arbitrators will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. The arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, to the prevailing party as shall be determined by the arbitrators. The arbitrators shall make detailed findings of fact and law in writing in support of their decision or report which shall be in writing and shall state the reasons upon which it is based. The provisions of this Section 11.11 shall not be deemed to preclude either party hereto from seeking: (i) enforcement of this Section 11.11; (ii) preliminary injunctive or other equitable relief to protect or enforce its rights hereunder; or to prohibit any court from making preliminary findings of fact in connection with granting or denying such preliminary injunctive or other equitable relief pending arbitration; or (iii) to preclude either party hereto from seeking permanent injunctive or other equitable relief after and in accordance with the decision of the arbitrators.

    Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the Purchase Documents, constitutes the entire agreement among the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in said schedules, exhibits or Purchase Documents. This Agreement may not be amended except by an instrument in writing signed by Seller and by Buyer.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BUYER:

MEREDITH CORPORATION

By: ____________________________
Name:
Title:

SELLER:

GRUNER + JAHR PRINTING AND PUBLISHING CO.

By: Gruner + Jahr USA Group, Inc., its Managing Partner

By: ____________________________
Name:
Title:

GUARANTEE

Gruner + Jahr AG & Co. KG hereby guarantees the prompt payment and other performance when due by Gruner + Jahr Printing and Publishing Company of its obligations under the Asset Purchase Agreement set forth above and agrees that the provisions of Article XI of such Agreement shall apply to this Guarantee.

GRUNER + JAHR AG & CO. KG

By: _________________________________	By: _________________________________
Name: Title:	Name: Title:

EXHIBIT A

DEFINITIONS

All capitalized words or expressions used in the Agreement (including the Schedules and Exhibits annexed thereto, including this Exhibit A) shall have the meanings specified in this Exhibit A (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"AAA" means the American Arbitration Association.

"ABC" means the Audit Bureau of Circulations or BPA, where applicable.

"Accounting Firm" has the meaning set forth in Section 2.2(c).

"Acquired Employees" has the meaning set forth in Section 5.7(a).

"AD&D" has the meaning set forth in Section 5.7(e)(1).

"Affiliate" means, when used with respect to any Person, any Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"After-Tax Basis" means, with respect to any amount which is to be paid hereunder on an "After-Tax Basis," an amount which, after subtraction of the amount of all federal, state and non-U.S. Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (a) the increase in federal, state and non-U.S. Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment (the "Indemnified Event"), and (b) the reduction in federal, state and non-U.S. Taxes (including estimated Taxes) payable by the recipient for all taxable years ending on or before the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.

"Agreed Rate" means the fluctuating prime or corporate base rate of interest in effect from time to time as published in the Money Rates section of The Wall Street Journal (New York Edition).

"Agreement" means the Asset Purchase Agreement (together with all Exhibits and Schedules hereto) as from time to time assigned, supplemented, modified, amended or restated or as the terms hereof may be waived.

"Antitrust Law" means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or regulating competition.

"Assumed Contracts" has the meaning set forth in Section 3.7(a).

"Assumed Liabilities" has the meaning set forth in Section 1.3.

"Audited Financials" has the meaning set forth in Section 5.13.

"Balance Sheet Date" means April 30, 2005.

"Benefit Documents" means all documents constituting each Benefit Plan or Fringe Benefit (including amendments, proposed amendments, working documents, self-directed investment procedures, and including employee handbooks, manuals, policies, procedures and administrative guidelines) and, in the case of any unwritten Benefit Plan or Fringe Benefit, a written description thereof; summary plan descriptions and summaries of material modifications; trust agreements and amendments thereto, insurance or annuity contracts, insurance policies, GICS, stop loss contracts and general or excess liability policies indemnifying either a plan or its sponsor, and any other documents providing for the funding of or relating to payment of benefits under any Benefit Plan or Fringe Benefit (including VEBAs, Rabbi trusts, secular trusts, and any other employee benefit trust whether or not subject to ERISA, and amendments thereto); financial reports, whether or not audited, actuarial valuations and reports, trustees' and custodians' contracts, reports, asset lists, changes in assets, appraisals, and recommendations from auditors; investment management, administrative services, custodial or similar contracts; policies of fiduciary liability insurance, ERISA bonds and any notice given to the insurer of claims covered by any such insurance, all government filings relating to the Benefit Plans, including without limitation Forms 5500 (series) and Schedules A, B, C, and P thereto, including all attachments, for the last three plan years; for each Benefit Plan or Fringe Benefit funded through a trust, insurance contract or otherwise, annual financial statements or accountings, and any more recent period statements or accountings for the last three plan years; Forms 990 and 990-T; for each Pension Plan the most recent IRS determination letter or application therefor; for each summary plan description or summary of material modification, evidence of filing of copies (or in the case of top-hat plans, information in lieu thereof) with the Department of Labor; all administrative documents, decisions, contracts or agreements relating to or requiring the establishment of each Benefit Plan or Fringe Benefit, including corporate resolutions, and forms relating to withdrawals or distributions from the Benefit Plan; participant loan procedures, application forms, disclosures, promissory note forms and security document forms; documents relating to procedures for dealing with qualified domestic relations orders or qualified medical child support orders issued or pending with respect to benefits under such plans, and notices, election forms, employee communications, and related materials used with respect to Benefit Plans in order to comply with Part 6 of Subtitle B of Title I of ERISA and/or with section 4980B of the Code; and a list of all Benefit Plans which are subject to COBRA (including "health flexible spending accounts" as defined in Proposed Treasury Regulation Section 1.125-2), identifying in each case the employer for purposes of liability under section 4980B(e)(1) of the Code and the members of the controlled groups of which such employer is a member as determined under sections 414(b), (c), (m) and (o) of the Code.

"Benefit Plans" has the meaning set forth in Section 3.9(a).

"BPA" means The Business Publications Association.

"BP Assets" has the meaning set forth in Section 1.1.

"Business" has the meaning set forth in Section 1.1.

"Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.

"Business Publications" has the meaning set forth in the second paragraph of this Agreement.

"Buyer" has the meaning set forth in the first paragraph of this Agreement.

"Buyer Group Member" means (a) Buyer and its Affiliates, (b) the directors, officers and employees of each of Buyer and its Affiliates and (c) the respective successors and assigns of each of the foregoing.

"Buyer's Cafeteria Plan" has the meaning set forth in Section 5.7(e)(2).

"By-Laws" means the by-laws of any corporation organized under any State of the United States of America and any equivalent documents of any corporation or entity organized under the laws of another jurisdiction.

"Charter" means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation, as amended and restated through the date hereof.

"Claim" means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, right, cause of action or demand.

"Claim Notice" has the meaning set forth in Section 9.3(a).

"Closing" has the meaning set forth in Section 1.5.

"Closing Date" has the meaning set forth in Section 1.5.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act.

"Code" means the Internal Revenue Code of 1986, the regulations thereunder, published Internal Revenue Service rulings and court decisions in respect of any thereof, all as the same shall be in effect from time to time.

"Confidentiality Agreement" means that certain Confidentiality Agreement dated as of March 4, 2005 by and between Gruner + Jahr AG & Co. KG and Buyer.

"Consumer Publications APA" has the meaning set forth in Section 6.1(g).

"Copyrights" has the meaning set forth in Section 1.1(d).

"Dedicated Employees" means the dedicated advertising and editorial employees of the Business Publications.

"Disclosure Schedule" means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and incorporated by reference into this Agreement. The parties acknowledge and agree that (a) the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the parties hereto, (b) the disclosure of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Seller that the matter is material or is required to be disclosed pursuant to the provisions of this Agreement, (c) any fact or item disclosed in the Disclosure Schedule and referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any section in this Agreement, be deemed to be disclosed with respect to such section whether or not a specific cross-reference appears, so long as it is reasonably apparent on the face of such disclosure that disclosure in another Disclosure Schedule is appropriate, (d) the disclosure of any fact or item in the Disclosure Schedule shall not represent an admission by the Seller that such fact or item actually constitutes noncompliance with, or a violation of, any law, regulation or statute to which such disclosure is applicable as such disclosure has been made for purposes of creating exceptions to the representations and warranties made by the Seller, and (e) each attachment referenced in the Disclosure Schedule shall be deemed incorporated into and a part of such Disclosure Schedule.

"Disputed Items" has the meaning set forth in Section 2.2(c).

"ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

"Excluded Assets" has the meaning set forth in Section 1.2.

"Excluded Liabilities" has the meaning set forth in Section 1.4.

"Excluded Titles" has the meaning set forth in the second paragraph of this Agreement.

"Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

"Financial Statements" shall mean (i) the audited financial statements of Seller as of, and for the twelve-month period ended, December 31, 2004, (ii) the unaudited financial statements of Seller's Publishing Division (including a consolidated balance sheet and consolidating statement of operations of Seller's Publishing Division as of, and for the twelve-month period ended, December 31, 2004, and as of, and for the four-month period ended, April 30, 2005, attached hereto as Disclosure Schedule 3.3.

"Fringe Benefits" means all stock options, severance benefits, bonus, and all other contracts, programs, or arrangements that currently provide benefits or that are intended on or after the date of this Agreement to provide benefits to Dedicated Employees, including without limitation the following: employment contracts and salary continuation agreements (including severance pay and parachute payments as defined in section 280G of the Code); bonus, profit-sharing or other incentive arrangements; non-cash compensation, prizes and awards; educational assistance, scholarships (for students and others) and tuition reimbursement; prepaid legal plans; moving expenses (for new hires, separations, transfers or others); vacation, paid time off, holiday pay, sick leave or compensation time; outplacement benefits and assistance; auto use, parking, bus passes and other commuting expenses; meals and subsidized cafeterias; uniforms and uniform allowances; employee assistance and wellness programs, physical exams, blood assurance programs, employee health service and sick child care; psychological, substance abuse, financial and other counseling, social services and other free services and discounts (including but not limited to pharmacy discounts); athletic facilities, gyms, club dues and memberships, employee clubs and social functions, discount theater and sports tickets, purchasing clubs, credit unions, housing assistance and home or other loans or advances; non-employee travel and entertainment reimbursement; professional memberships, dues and publications; safety programs, including but not limited to any worker injury plan or program adopted as a nonsubscriber under any workers' compensation act; split-dollar and other employer-provided life or other insurance; and unwritten perquisites of employment.

"GAAP" means United States generally accepted accounting principles as in effect on the date hereof.

"Governmental Permits" has the meaning set forth in Section 3.5(c).

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

"Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities and shall also include capitalized leases, guaranties, endorsements or other arrangements under which responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise to acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for others.

"Indemnified Party" has the meaning set forth in Section 9.3(a).

"Indemnitor" has the meaning set forth in Section 9.3(a).

"Intellectual Property Rights" means all Trademarks; Copyrights; Pending Work; Publication Rights; Subscriber Lists; Internet websites, domain names, registered or pending United States or foreign patents or patent applications relating to the Business and/or the Business Publications, and, as each relates to the Business and/or the Business Publications, all inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, confidential business information and customer lists; all copies and tangible embodiments thereof (in whatever form or medium, including electronic media), including any derivative rights or works derived therefrom, which Seller owns or is licensed to use by the owner or licensor thereof.

"Interim Financials" has the meaning set forth in Section 5.13.

"Inventory" has the meaning set forth in Section 1.1(j).

"IRS" means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

"Latest Balance Sheet" means the balance sheet dated April 30, 2005 that is included in the Financial Statements.

"Laws" means all applicable federal, state, local or foreign laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental regulatory or administrative agency or authority or court or other tribunal.

"Lease" has the meaning set forth in Section 3.5(b).

"Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

"Lien Releases" has the meaning set forth in Section 6.1(c).

"Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, in each case whether or not arising due to a Third Person Claim.

"Material Adverse Effect" means an occurrence, event or circumstance or series of occurrences, events or circumstances, which has had, or is reasonably likely to have, a material adverse impact or effect on:

(a) the BP Assets or the Business (other than the Excluded Assets) other than any event, circumstance, change or effect arising out of or attributable to (i) events, circumstances, changes or effects that generally affect the industries in which Seller operates (including legal and regulatory changes), except, in each case, to the extent such event, circumstance, change or effect materially and disproportionately affects the BP Assets relative to the effect such event, circumstance, change or effect has on the magazine publishing industry generally, (ii) general economic or market conditions, except, in each case, to the extent such event, circumstance, change or effect materially and disproportionately affects the Business or the magazine publishing industry relative to the effect such event, circumstance, change or effect has on the economy generally, (iii) changes arising from the consummation of the transactions or the announcement of the transactions contemplated hereby or of the execution of this Agreement, (iv) any reduction in the price of advertising space or products offered by Seller in proportionate response to the reduction in price of comparable advertising space or products offered by a principal competitor, (v) the fact that Seller is selling the BP Assets and not otherwise attributable to the fact that Buyer is purchasing the BP Assets or (vi) an act or omission of Buyer or its Affiliates (outside of the operation of Buyer's business in the ordinary course), or

(b) the ability of Seller to perform its obligations under any of the Purchase Documents, or the validity or enforceability of any of the Purchase Documents or the rights and remedies of Buyer under any of the Purchase Documents.

"Misdirected Payment" has the meaning set forth in Section 10.6(b).

"Necessary Permits" means all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own the BP Assets.

"Officer's Certificate" means a certificate signed in the name of a corporation by its President, Vice President, Chief Executive Officer, Treasurer, Chief Financial Officer or Secretary, acting in his or her official capacity.

"Pending Work" means all rights of Seller in or to any article, manuscript, illustration, photograph or other material already commissioned or received from the creator or owner thereof as of the Closing Date for purposes of publication or other use in connection with the Business Publications, but not yet accepted or rejected by Seller as of the Closing Date.

"Pension Plan" has the meaning set forth in Section 3.9(a).

"Permitted Liens" means (a) any and all Liens accepted and assumed by Buyer and set forth on Disclosure Schedule 5.10 hereto; (b) Liens of landlords related to the Leases; (c) Liens for current Taxes not yet due and payable or of Taxes the validity of which is contested in good faith by appropriate proceedings; provided, however, that any such Liens or any foreclosure based thereon do not and would not materially interfere with the current use of the Real Property or the other BP Assets or have a Material Adverse Effect; and (d) mechanics', carriers', workers' and repairers' Liens, purchase money security interests related to accounts payable and other similar Liens arising or incurred in the ordinary course of business related to obligations as to which there is no default on the part of the Seller; (e) applicable zoning laws and ordinances and municipal regulations and rights reserved to or vested in any governmental authority to control or regulate real property and realty rights; and (f) other Liens expressly disclosed on any other Disclosure Schedule.

"Person" means any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, governmental body or other entity.

"Publication Rights" means all of Seller's rights to the preparation, editing, publication and sale of any article, manuscript, illustration, photograph or other editorial material of the Business Publications, whether included in any issue of the Business Publications published heretofore, included on any website relating to the Business Publications maintained by Seller heretofore or being prepared for publication in any of such Business Publications or such website on the date hereof, or subject to contracts with authors, illustrators, artists, photographer or other similar Persons and accepted and available for publication in future issues of the Business Publications or in such website in the future.

"Purchase Documents" means this Agreement, the Exhibits and Schedules thereto, and each other certificate, document, instrument or agreement executed in connection herewith or therewith, as well as the Confidentiality Agreement.

"Purchase Price" has the meaning set forth in Section 2.1.

"PWC" has the meaning set forth in Section 5.13.

"Real Property" has the meaning set forth in Section 3.5(b).

"Reasonable Efforts" means the efforts a prudent business Person who wanted to achieve a result would use in similar circumstances to see that the result was achieved as quickly as possible; but an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in material liabilities or risks thereof.

"SEC" has the meaning set forth in Section 5.13.

"Seller" has the meaning set forth in the first paragraph of this Agreement.

"Seller Affiliated Party" has the meaning set forth in Section 3.18.

"Seller Group Member" means (a) Seller and its Affiliates, (b) the directors, officers and employees of each of Seller and its Affiliates and (c) the respective successors and assigns of each of the foregoing.

"Seller's Cafeteria Plan" has the meaning set forth in Section 5.7(e)(2).

"Seller's Severance Pay Plan" means the document entitled "Gruner + Jahr Publishing Severance Pay Plan and Summary Plan Description Effective July 1, 2002."

"Seller Parties" has the meaning as set forth in Section 9.7.

"Straddle Period" means any taxable year or period beginning on or before and ending after the Closing Date.

"Subscriber Lists" means the lists, documents, records or databases of past, current or prospective subscribers to the Business Publications or users of any websites; provided that in respect of past subscribers, Subscriber Lists shall only include such items to the extent they are available.

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, licensing, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

"Third Person Claim" has the meaning set forth in Section 9.3(a).

"Trademarks" has the meaning set forth in Section 1.1(i).

"Transfer Taxes" has the meaning set forth in Section 5.8(b).

"WARN" has the meaning set forth in Section 5.7(c).

"Welfare Plan" has the meaning set forth in Section 3.9(a).